
                                                                    EXHIBIT 10.1

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                           MASTER REPURCHASE AGREEMENT

                                     BETWEEN

                 MARATHON STRUCTURED FINANCE FUND, LP, AS BUYER

                                       AND

                     WINSTON FINANCE PARTNERS LLC, AS SELLER

                          Dated as of October 5, 2004

================================================================================

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                                TABLE OF CONTENTS

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                                                                                PAGE
                                                                                ----
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                                    ARTICLE I
                                  APPLICABILITY

Section 1.01        Purchase and Sale.........................................    1

                                   ARTICLE II
                             DEFINITIONAL PROVISIONS

Section 2.01        Definitions...............................................    1
Section 2.02        Other Definitional Provisions; Determinations by Buyer....   23

                                   ARTICLE III
                       INITIATION; REPURCHASE; TERMINATION

Section 3.01        Conditions Precedent to Initial Transaction...............   24
Section 3.02        Conditions Precedent to all Transactions..................   25
Section 3.03        Transaction Mechanics; Related Matters....................   29
Section 3.04        Repurchase................................................   31
Section 3.05        Extension of Facility Termination Date....................   32
Section 3.06        Payment of Price Differential.............................   32

                                   ARTICLE IV
                            MARGIN AMOUNT MAINTENANCE

Section 4.01        Margin Account Maintenance................................   33
Section 4.02        Margin Account............................................   34
Section 4.03        Reserved..................................................   34
Section 4.04        Additional Assets as Margin Collateral....................   34
Section 4.05        Margin Surplus After Cure of Breach.......................   35

                                    ARTICLE V
                      INCOME PAYMENTS; REQUIREMENTS OF LAW

Section 5.01        Establishment of Collection Account.......................   35
Section 5.02        Deposits into Collection Account..........................   35
Section 5.03        Distributions From Collection Account.....................   36
Section 5.04        Requirements of Law.......................................   37
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
                                   ARTICLE VI
                                SECURITY INTEREST

Section 6.01        Security Interest.........................................   38

                                   ARTICLE VII
                          PAYMENT, TRANSFER AND CUSTODY

Section 7.01        Payment, Transfer and Custody.............................   41

                                  ARTICLE VIII
                    ASSIGNMENT AND TRANSFER; HYPOTHECATION OR
                           PLEDGE OF PURCHASED ASSETS

Section 8.01        Assignment; Hypothecation or Pledge of Purchased Assets...   42

                                   ARTICLE IX
                             SELLER REPRESENTATIONS

Section 9.01        Seller Representations....................................   43
Section 9.02        Remedy....................................................   49

                                    ARTICLE X
                               COVENANTS OF SELLER

Section 10.01       Covenants of Seller.......................................   49

                                   ARTICLE XI
                           EVENTS OF DEFAULT; REMEDIES

Section 11.01       Events of Default.........................................   61
Section 11.02       Remedies..................................................   64
Section 11.03       Continuing Event of Default...............................   68

                                   ARTICLE XII
                                    SERVICING

Section 12.01       Servicing Agreement.......................................   68
Section 12.02       Servicing Records.........................................   68
Section 12.03       Servicing Transfer........................................   68
Section 12.04       Modification..............................................   69
Section 12.05       Inspection................................................   69
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                                  ARTICLE XIII
                                  MISCELLANEOUS

Section 13.01       Indemnification and Expenses..............................   69
Section 13.02       Fees......................................................   70
Section 13.03       Single Agreements.........................................   70
Section 13.04       Notices and Other Communications..........................   70
Section 13.05       Entire Agreement; Severability............................   71
Section 13.06       Terminability.............................................   72
Section 13.07       Governing Law.............................................   72
Section 13.08       Submission to Jurisdiction; Waivers.......................   72
Section 13.09       No Waivers, Etc. .........................................   73
Section 13.10       Intent....................................................   73
Section 13.11       Periodic Due Diligence Review.............................   74
Section 13.12       Buyer's Appointment as Attorney-in-Fact...................   74
Section 13.13       Legal Matters.............................................   76
Section 13.14       Confidentiality...........................................   76
Section 13.15       Set-offs..................................................   76
Section 13.16       Treatment of Certain Information..........................   77

[The following have been omitted in part. Any omitted Schedule or Exhibit will be provided to the Commission upon request of the Company.]

SCHEDULES

Schedule 1       Representations and Warranties Re: Mortgage Assets
Schedule 2       Asset Pricing
Schedule 3       Accounts
Schedule 4       Insurance
Schedule 5       Excluded Transferees

EXHIBITS

Exhibit I        Form of Transaction Request
Exhibit II       Form of Confirmation
Exhibit III      Form of Corporate Opinion
Exhibit IV       UCC Filing Jurisdictions
Exhibit V        RESERVED
Exhibit VI-A     Form of Seller's Release Letter
Exhibit VI-B     Form of Warehouse Lender's Release Letter
Exhibit VII      Form of Election Notice
Exhibit VIII     Form of Purchased Asset Data Summary
Exhibit IX       Form of Margin Deficit Notice
Exhibit X        Form of Purchase Agreement

                           MASTER REPURCHASE AGREEMENT

            MASTER REPURCHASE AGREEMENT, dated as of October 5, 2004 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this "Agreement"), between WINSTON FINANCE PARTNERS LLC ("Seller"), and MARATHON STRUCTURED FINANCE FUND, LP ("Buyer").

                                    ARTICLE I

                                  APPLICABILITY

            Section 1.01 Purchase and Sale. Subject to the terms and conditions hereof, from time to time during the Facility Period at the request of Seller, the parties hereto may enter into transactions (or one or more series of sales transactions) in which Seller transfers Eligible Assets to Buyer in a sales transaction against the transfer of funds by Buyer representing the purchase price for such Eligible Assets, with a simultaneous agreement by Buyer to transfer to Seller the corresponding Purchased Assets in a repurchase transaction at a date certain not later than the Facility Termination Date (as defined below), against the transfer of funds by Seller representing the repurchase price for such Purchased Assets. Each such transaction shall be referred to herein as a "Transaction" and shall be governed by this Agreement, unless otherwise agreed in writing.

                                   ARTICLE II

                             DEFINITIONAL PROVISIONS

            Section 2.01 Definitions.

            (a) As used herein, the following terms shall have the following meanings. All terms defined in this Section 2.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa.

            "Accepted Servicing Practices": With respect to any Mortgage Asset, those mortgage servicing practices of prudent mortgage lending institutions which service Mortgage Assets of the same type as such Mortgage Asset in the jurisdiction where the related Underlying Property is located.

            "Acquired Asset": Any Mortgage Asset acquired from any Person other than Winston or its Affiliates.

            "Act of Insolvency": With respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

            "Actual Knowledge": Subject to Section 2.02(e) of this Agreement, with respect to any of Winston, Parent, or Seller, the actual knowledge, after due inquiry and reasonable due diligence, of any of the President, Chief Financial Officer, any executive vice president of such Person, or of any employee of such Person that deals with information of the type in question in the ordinary course.

            "Additional Assets": The meaning specified in Section 4.01(a).

            "Affiliate": When used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. "Control" of a Person shall mean the ownership, beneficially or of record, or both (A) more than 50% of the outstanding stock of, and (B) 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of, such Person, and "controlling" and "controlled" shall have meanings correlative thereto.

            "Agreement": The meaning assigned thereto in the introductory paragraph hereof.

            "ALTA": The American Land Title Association.

            "Allocated Underlying Debt": With respect to any Underlying Property
(i) in the case of a Junior Interest, any Indebtedness secured by such Underlying Property that is senior to or pari passu with the interest represented by the Junior Interest and (ii) in the case of a Mezzanine Loan, Indebtedness that is secured by such Underlying Property or that is otherwise senior to or pari passu with the Mezzanine Loan.

            "Anti-Money Laundering Laws": The meaning specified in Section 9.01(y).

            "Asset Schedule and Exception Report": The meaning assigned thereto in the Custodial Agreement.

            "Asset Seller": Any Person, including any Affiliate of Seller, from whom Seller acquired an Eligible Asset.

            "Asset Tape": The meaning specified in Section 10.01(u)

            "Asset Value": As of any date of determination for each Eligible Asset of a certain Class and the applicable Type of Underlying Property, the least of (x) the Book Value of such Mortgage Asset, (y) the Market Value of such Mortgage Asset, and (z) if the LTV for an Underlying Property is greater than the Maximum LTV for such Underlying Property, that portion of the principal amount of such Mortgage Asset, which when added to the Allocated Underlying Debt for such Underlying Property, would result in an LTV for such Underlying Property that would equal the Maximum LTV for such Underlying Property. The following additional limitations on Asset Value shall apply:

            (a) the aggregate Asset Value of the Mortgage Assets shall be reduced (and Buyer shall notify Seller of such reduction) to the extent that application of the Concentration Parameters to the Underlying Properties securing Mortgage Assets at any time results in breach of the Concentration Parameters (such reduction to be determined by Buyer by reference to, and allocated among, the Mortgage Assets secured by the Underlying Properties that give rise to breach of the Concentration Parameters), unless Buyer waives the applicable Concentration Parameter in writing in its sole and absolute discretion; and

            (b) the Asset Value of each Mortgage Asset (i) in respect of which there is a material breach of a representation and warranty set forth in
      Schedule 1 (assuming each representation and warranty is made as of the date the Asset Value is determined), (ii) in respect of which the Mortgage Asset File, complete in all material respects, has not been delivered to the Custodian within five (5) Business Days following the Purchase Date (with respect to any Acquired Asset or with respect to any other Eligible Asset for which delivery of the complete Mortgage Asset File on the Purchase Date was waived by Buyer), (iii) that becomes a Defaulted Mortgage Asset or a Delinquent Mortgage Asset, or (iv) that has been released from the possession of Custodian under the Custodial Agreement to Seller for a period in excess of twenty (20) calendar days, may, at the sole discretion of Buyer, be deemed to be zero; provided that, in the event that the Asset Value of a Mortgage Asset is reduced, including if it is deemed to be reduced to zero, due to a breach of a representation and warranty set forth in Schedule 1, Buyer shall, if Seller cures such breach within thirty (30) Business Days after notice of such breach to Seller, increase the Asset Value of such Mortgage Asset to reflect the cure of such breach as provided in Section 4.05.

If Seller shall have waived a Concentration Parameter in connection with the purchase of an Eligible Asset as provided in (a) above, then Seller shall not thereafter assert that the Asset Value of such Purchased Asset must be reduced in order to comply with the same Concentration Parameter, unless changes in the aggregate pool composition of Purchased Assets shall have increased the extent to which the specified Purchased Asset fails such Concentration Parameter.

            "Assignment of Leases": With respect to any Underlying Property, an assignment of the property owner's rights under all leases of such Underlying Property or portions thereof or a notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Property is located to reflect the assignment of leases.

            "Assignment of Mortgage": With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Property is located to reflect the assignment of the Mortgage to Buyer.

            "Balloon Payment": For any Mezzanine Loan or Underlying Mortgage Loan for which the final principal payment is substantially greater than periodic Scheduled Principal Payments due thereunder, the payment due on its maturity date (or in the case of an "anticipated repayment date" loan, the payment expected to be made on the "anticipated repayment date" thereof).

            "Bankruptcy Code": The United States Bankruptcy Code of 1978, as amended from time to time.

            "Basic Mortgage Asset Documents": With respect to any Mortgage Asset that is a Mezzanine Loan, the original Mezzanine Note, the original of the related pledge agreement, the original stock certificate, if any, and the original assignment of pledge agreement contemplated by the Custodial Agreement. With respect to any Mortgage Asset that is a Junior Interest, the original Junior Interest Note or Junior Participation Interest Certificate, as the case may be, and the related Noteholders' Agreement or Participation Agreement.

            "Book Value": With respect to any Mortgage Asset at any time, an amount, as certified by Seller, equal to the price that Seller paid for such Mortgage Asset (if Seller purchased such Mortgage Asset) or the principal amount of such Mortgage Asset (if Seller originated such Mortgage Asset) plus all other outstanding advances for or in respect of such Mortgage Asset, as it may be reasonably marked down by Seller from time to time, including any loss or price adjustments, less the amount of all principal paydowns paid and realized losses recognized relating to such Mortgage Asset; provided that in no event shall the "Book Value" of any Mortgage Asset include any interest or other charges accrued thereon.

            "Borrower": The obligor or obligors on any Mezzanine Loan or Mortgage Loan (including a Junior Interest Note), including any person who has assumed or guaranteed the obligations of the obligor thereunder.

            "Breakage Costs": The meaning specified in Section 3.06(b).

            "Business Day": Any day other than (i) a Saturday or Sunday or (ii) a day on which banks in the State of North Carolina, the State of New York, the District of Columbia, or the state in which any of Custodian, Seller, any Asset Seller or Buyer is located is authorized or obligated by law or executive order to be closed.

            "Buyer": The meaning assigned thereto in the introductory paragraph hereof, together with its permitted successors and assigns.

            "Buyer Participants": The meaning specified in Section 8.01(a).

            "Capital Lease Obligations": For any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

            "Capital Stock": Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

            "Change in Control":

            (a) Any transaction or event as a result of which (i) Winston ceases to own, beneficially or of record (either directly or indirectly), both (A) more than 50% of the outstanding stock of, and (B) 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of, Seller and Parent, other than any transaction, event or transfer to or with any Affiliate of Winston;

            (b) the sale, transfer, or other disposition of all or substantially all of Seller's, Parent's or Winston's assets (excluding any such action taken in connection with any securitization transaction) other than to an Affiliate of Seller, Parent or Winston, as the case may be; or

            (c) the consummation of a merger or consolidation of Seller, Parent or Winston with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities entitled to vote generally in the election of directors, immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Seller , Parent or Winston, as the case may be, immediately prior to such merger, consolidation or other reorganization, other than a merger or consolidation of Seller, Parent or Winston with or into any Affiliate of Seller, Parent or Winston, as the case may be.

            "Class": With respect to a Mortgage Asset, such Mortgage Asset's classification as a Junior Interest, a Mezzanine Loan or a Construction Loan.

            "Code": The Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": The meaning specified in Section 6.01(a).

            "Collection Account": The account set forth on Schedule 3 established on behalf of Buyer, into which all Income (other than amounts deposited in escrow accounts for taxes and certain expenses related to furniture, fixtures and equipment pursuant to the Servicing Agreement) shall be deposited.

            "Concentration Parameters:" Provisions that limit the portion of the total Purchase Price of the Facility that may consist of Eligible Assets having certain characteristics, and which are:

            (a) at any time, not more than 15% of the aggregate Purchase Price of all Transactions then outstanding shall be allocable to Mortgage Assets that are subject to Ground Leases;

            (b) at all times that the aggregate Repurchase Price of Transactions hereunder is greater than or equal to Thirty Five Million and No/100 Dollars ($35,000,000.00), the Underlying Properties securing or relating to Mortgage Assets transferred to Buyer shall have a reasonable diversification within the Hilton, Marriott, Starwood, Intercontinental and Choice family flags, as approved by Buyer in its sole discretion;

            (c) at all times that the aggregate Repurchase Price of Transactions hereunder is greater than or equal to Thirty Five Million and No/100 Dollars ($35,000,000.00), the Underlying Properties securing or relating to Mortgage Assets transferred to Buyer shall consist of Mortgage Assets that are a reasonable mix of applicable Types and Classes, as determined by Buyer in its sole discretion;

            (d) at any time, not more than 40% of the aggregate Purchase Price of all Transactions then outstanding shall be allocable to Mortgage Assets located at or near an airport, commonly known as "fly-to" locations, as determined by Buyer in its sole discretion;

            (e) at all times that the aggregate Repurchase Price of Transactions hereunder is greater than or equal to Thirty Five Million and No/100 Dollars ($35,000,000.00), not more than 20% of the aggregate Purchase Price of all Transactions then outstanding shall be allocable to Mortgage Assets the Underlying Properties of which consist of seasonal or beach properties, commonly known as "destination" properties, as determined by Buyer in its sole discretion; and

            (f) at all times that the aggregate Repurchase Price of Transactions hereunder is greater than or equal to Thirty Five Million and No/100 Dollars ($35,000,000.00), the portfolio of Underlying Properties associated with the Mortgage Assets transferred to Buyer shall contain reasonable geographic diversification, as determined by Buyer in its sole discretion.

            "Confirmation": The meaning specified in Section 3.03(d).

            "Construction Loan": Any Mortgage Asset (i) for which 15% or more of the proceeds will be used for construction or renovation of the Underlying Property, (ii) that does not have a DSCR of at least 1.25 (provided, however, that Seller may reduce the Purchase Price so that the DSCR does not exceed 1.25 at the time of the purchase), (iii) for which projections show that construction will reduce the DSCR below 1.25, or (iv) that does not have DSCR information for at least the 12 consecutive calendar months immediately preceding the month of the proposed sale to Buyer.

            "Custodial Agreement": That custodial agreement, dated as of the date hereof, by and among Buyer, Seller and Custodian, as the same shall be modified and supplemented and in effect from time to time.

            "Custodian": Branch Banking and Trust Company, a national banking association, and its successors in interest, as custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

            "Debt Service Coverage Ratio" or "DSCR": With respect to any Mortgage Asset, as of any date of determination, for the period of twelve (12) consecutive complete calendar months preceding such date, the ratio of (a) the aggregate Net Cash Flow in respect of the Underlying Properties relating to such Mortgage Asset for such period to (b) the sum of (i) the aggregate amount of all amounts due for such period in respect of all Indebtedness that was outstanding from time to time during such period that is secured, directly or indirectly, by or payable from such Underlying Properties (including, without limitation, by way of a pledge of the equity of the owner(s) of such Underlying Properties) or that is otherwise owing by the owner(s) of such Underlying Properties, including, without limitation, all scheduled principal and/or interest payments due for such period in respect of each Mortgage Asset that is secured or supported by such Underlying Properties and (ii) the amount of all ground lease payments to be made in respect of such Underlying Properties during such period, as any of the foregoing elements of DSCR may be adjusted by Buyer in its sole discretion.

            "Default": An event that with notice or lapse of time or both would become an Event of Default.

            "Defaulted Mortgage Asset": Any Mortgage Asset (a) which is ninety
(90) days or more delinquent in the payment of principal, interest, fees, or other amounts due to the lender thereunder, or (b) for which there is a material breach of the representations and warranties set forth on Schedule 1 hereto, or
(c) for which there is a non-monetary default under the related Mortgage Asset documents.

            "Deficit Cure Amount": The meaning specified in Section 4.01.

            "Delinquent Mortgage Asset": A Mortgage Asset which is thirty (30) or more days, but less than ninety (90) days, delinquent in the payment of principal, interest, fees or other amounts then due.

            "Determination Date": With respect to any Pricing Rate Period, the date that is two (2) London Business Days prior to the date on which such Pricing Rate Period commences; provided that the first Determination Date for any Transaction shall be the Purchase Date thereof.

            "Dollars" and "$": The lawful currency of the United States of America.

            "Due Diligence Review": The performance by Buyer of any or all of the reviews permitted under Section 13.11 with respect to any or all of the Mortgage Assets, as reasonably desired by Buyer from time to time.

            "E&O Insurance": Insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount reasonably acceptable to Buyer.

            "Effective Date": The date upon which the conditions precedent set forth in Section 3.01 shall have been satisfied.

            "Electronic Transmission": The delivery of information in an electronic format acceptable to the applicable recipient thereof.

            "Eligible Asset": A Mortgage Asset which as of any date of determination:

            (a) is not a Defaulted Mortgage Asset or Delinquent Mortgage Asset;

            (b) the Underlying Property of which serves a market population of at least 100,000;

            (c) the Underlying Property of which has an operating history of not less than two (2) years (except for Construction Loans and those specifically approved in advance by Buyer);

            (d) the Underlying Property of which, if not under a Hilton, Marriott, Starwood, Intercontinental or Choice flag, is associated with another national hotel franchise acceptable to Buyer consisting of not less than seventy-five (75) hotel properties;

            (e) has been approved by Buyer in its sole discretion;

            (f) constitutes an interest representing not less than five percent (5%) of the total debt secured by the applicable Underlying Property; and

            (g) any Ground Lease for which has a minimum remaining term of not less than twenty (20) years;

provided, that notwithstanding a Mortgage Asset's failure to conform to the criteria set forth above, Buyer may, in its sole discretion, designate in writing any such non-compliant Mortgage Asset an Eligible Asset.

            "Environmental Laws": Any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions, now or hereafter in effect, relating to health or the environmental or to emissions, discharges or releases of chemical substances, including, without limitation, any and all pollutants, contaminants, petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon, industrial, toxic or hazardous substances or wastes, into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, labeling, registration, treatment, storage, disposal, transport or handling of any of the foregoing substances or wastes or the clean-up or other remediation thereof.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate": Any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

            "Eurodollar Period": With respect to any Purchased Asset, (i) initially, the period commencing on the Purchase Date of such Purchased Asset and ending on the earlier of (x) the date that is one-month, two-months, three-months, four-months, or six-months thereafter, in each case as selected by Seller in the applicable Confirmation or by irrevocable notice in the form of
Exhibit VII (an "Election Notice"), as the case may be, given with respect thereto or (y) the related Repurchase Date, and (ii) thereafter, each period commencing on the last day of the preceding Eurodollar Period applicable to such Transaction and ending on the earliest of (x) the date that is one-month, two-months, three-months, four-months or six-months thereafter, as selected by Seller by Election Notice to Buyer not less than three (3) Business Days prior to the last day of the then-current Eurodollar Period with respect thereto or
(x) the related Repurchase Date; provided, that if Buyer has not received an Election Notice by the close of business, New York time, on the day preceding the day on which the Eurodollar Rate for the next Eurodollar Period is to be determined, Seller shall be deemed to have selected a one-month Eurodollar Period, or (z) the Facility Termination Date.

            "Eurodollar Rate": With respect to each Eurodollar Period during which a Transaction is outstanding, the rate per annum equal to the rate appearing at page 3750 of the Telerate Screen as LIBOR for the applicable Eurodollar Period selected by Seller in accordance with this Agreement, at or about 9:00 a.m., New York time, three (3) Business Days prior to the beginning of such Eurodollar Period (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the average rate per annum at which three (3) mutually acceptable banks are offered Dollar deposits at or about 8:00 a.m., New York time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day. The Eurodollar Rate shall be reset by Buyer as described above and Buyer's determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of Buyer.

            "Event of Default": The meaning specified in Section 11.01.

            "Facility Agreements": This Agreement, the Custodial Agreement, any Servicing Agreement, any Purchase Agreement, and all Confirmations executed pursuant to this Agreement in connection with specific Transactions, together with all documents the forms of which are included as schedules or exhibits to any of the foregoing and any other documents contemplated hereby.

            "Facility Period": The period commencing on the Effective Date and terminating on the Facility Termination Date.

            "Facility Termination Date": The date that is one day prior to the one year anniversary of the Effective Date, or such later date as may be determined from time to time in accordance with Section 3.05(a).

            "Foreclosed Loan": A Mortgage Asset as to which the Underlying Property has been foreclosed upon by a lender.

            "FPS Hotel": A full service hotel or a premium limited service hotel, such as Courtyard by Marriott, Embassy Suites, Hilton Garden Inn, Homewood Suites, Residence Inn, Fairfield Inn, Fairfield Inn & Suites, Hampton Inn, Hampton Inn & Suites, Holiday Inn Express, Holiday Inn Express & Suites, Springhill Suites, Staybridge Suites and Towneplace Suites.

            "GAAP": Generally accepted accounting principles as in effect from time to time in the United States.

            "Governmental Authority": Any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller or any of its properties.

            "Ground Lease": With respect to any commercial mortgage loan for which the Borrower has a leasehold interest in the related Underlying Property or space lease within such Underlying Property, the lease agreement creating such leasehold interest.

            "Guarantee": As to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise); provided that the term "Guarantee" shall not include
(i) endorsements for collection or deposit in the ordinary course of business or
(ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of an Underlying Property, or other principal and interest advances made in the ordinary course of servicing the Mortgage Assets. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

            "Hedging Transaction": Any short sale of U.S. Treasury Securities or mortgage related securities, futures contract (including eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or other derivative security or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies to hedge the return on a Purchased Asset, and which is entered into by Seller or any of its predecessors in interest, with one or more counterparties with a credit rating from a nationally recognized rating agency of not less than AA- or its equivalent.

            "Income": With respect to any Mortgage Asset at any time, all collections and proceeds on or in respect of such Mortgage Asset including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by any servicer or such Mortgage Asset after payment of amounts due under the Allocated Underlying Debt with respect to such Mortgage Asset.

            "Indebtedness": For any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others Guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; and (i) Capital Lease Obligations of such Person.

            "Independent Director" or "Independent Manager": means a natural Person who is not at the time of initial appointment as an Independent Director or Independent Manager, and may not have been at any time during the five (5) years preceding such initial appointment or at any time while serving as Independent Director or Independent Manager, (i) a director (other than Independent Director of Seller), manager (other than Independent Manager of Seller), officer, trustee, employee, partner, member, attorney or counsel of Seller or any of its Affiliates; (ii) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with Seller or any of its Affiliates; (iii) a natural Person controlling or under common control with any Person that would be excluded from serving as an Independent Director or Independent Manager under (i) or (ii), above; or (iv) a member of the immediate family of a natural Person excluded from serving as an Independent Director or Independent Manager under (i) or (ii), above.

            "Junior Interest": (a) A participation interest in a performing commercial real estate loan that is junior to another participation interest or other interest in the related whole loan or (b) a "B note" in an "A/B structure" in a performing commercial real estate loan for which, in each case, the combined DSCR is not less than that set forth in Schedule 2, taking into account, in the calculation of the LTV and the DSCR of such Junior Interest, any senior or pari passu debt secured directly or indirectly by, or expected to be paid from the income from or proceeds of, the applicable Underlying Property.

            "Junior Interest Note": The original executed promissory note evidencing any Junior Interest (as described in clause (b) of the definition thereof).

            "Junior Participation Interest Certificate": The original certificate or other instrument evidencing any Junior Interest (as described in clause (a) of the definition thereof).

            "Late Payment Fee": The meaning specified in Section 3.06(a).

            "Letter of Credit": An irrevocable, unconditional, transferable, clean sight draft letter of credit (a) reasonably acceptable to Buyer and the Rating Agencies in favor of Buyer and entitling Buyer to draw thereon in New York, New York, issued by a domestic institution which has a long term unsecured debt rating from the Rating Agencies of at least A- or its equivalent; and (b) that shall provide by its terms that Buyer may draw upon the full amount of the Letter of Credit immediately upon the delivery to the issuing bank of a certification by the Buyer that it is entitled to draw thereunder by virtue of the terms of this Agreement. The Letter of Credit shall remain in full force and effect until the repayment in full of the Obligations.

            "Lien": Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

            "Liquidity Amount": The meaning specified in Section 10.01(t).

            "Loan-to-Value Ratio" or "LTV": With respect to any Mortgage Asset, at the time of determination, the ratio of (a) the outstanding principal amount of such Mortgage Asset at such time plus the amount of any Allocated Underlying Debt for such Mortgage Asset at such time to (b) the market value of the related Underlying Property at such time, as determined by reference to a third-party appraisal of such Underlying Property (which appraisal may, at the election of Buyer, be the appraisal in place at the time such Mortgage Asset is sold to Buyer hereunder), as such determination of market value may be adjusted by Buyer in its sole discretion exercised in good faith.

            "London Business Day": Any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

            "LS Hotel": A limited service hotel, generally constructed after 1980, which generally offers rates lower than a full service hotel and provides more limited services and amenities than a full service hotel.

            "Margin Account": A deposit account or a securities account, in the name of Buyer, into which Buyer shall deposit cash received by Buyer from Seller in accordance with Section 4.01.

            "Margin Amount": With respect to any Purchased Asset as of any date, the product of (A) the Margin Percentage, expressed as a decimal, and (B) the Purchase Price for such Purchased Asset.

            "Margin Collateral": Any cash or Additional Assets transferred to Buyer under Section 4.01 or delivered to Buyer in satisfaction of the Liquidity Amount pursuant to Section 10.01(t) of this Agreement, including any Letter of Credit or any proceeds thereof.

            "Margin Deficit": The meaning specified in Section 4.01(a).

            "Margin Deficit Notice": The meaning specified in Section 4.01(a).

            "Margin Depositary": The meaning specified in Section 4.02.

            "Margin Percentage": With respect to any Purchased Asset as of any date, the percentage obtained by (A) dividing (i) the Market Value of such Purchased Asset on the Purchase Date for such Transaction by (ii) the Purchase Price of such Purchased Asset on the Purchase Date for such Transaction and (B) multiplying the resulting quotient by 100.

            "Market Value": As of any date in respect of any Mortgage Asset, the price at which such Mortgage Asset could readily be sold, as determined by Buyer in its sole discretion exercised in good faith by (i) reference to the market value of the Underlying Property, which may be determined by a third-party appraisal of the Underlying Property (which appraisal may, at the election of Buyer, be the appraisal in place at the time such Mortgage Asset is sold to Buyer hereunder), as such determination of the market value of the Underlying Property may be adjusted by Buyer in its sole discretion exercised in good faith, and (ii) taking into account such other criteria as Buyer deems appropriate in its good faith, including, without limitation, current market conditions (including, without limitation, current interest rates), credit quality, delinquency status and aging, which price, in each case, may be determined to be zero. Buyer may adjust the "Market Value" of any Purchased Asset after the Purchase Date for such Purchased Asset based on changes in prevailing market interest rates on newly originated assets of the same Type or Class if such Purchased Asset is a fixed rate loan and Buyer is not also holding a related Hedging Transaction, but Buyer shall not adjust the Market Value of any Purchased Asset after the Purchase Date thereof based on "trading spreads" in the subordinate loan market.

            "Material Adverse Change": With respect to any Person, a material adverse change in the Property, business, operations, or financial condition of such Person as determined by Buyer.

            "Material Adverse Effect": A material adverse effect on (a) the Property, business, operations, financial condition or prospects of Seller, (b) the ability of Seller to perform its obligations under any of the Facility Agreements to which it is a party, (c) the validity or enforceability of any of the Facility Agreements, (d) the rights and remedies of Buyer under any of the Facility Agreements, (e) the timely payment of any amounts payable under the Facility Agreements, or (f) the Asset Value of any Purchased Asset.

            "Materials of Environmental Concern": any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

            "Maximum Amount": Fifty Million and No/100 Dollars ($50,000,000.00).

            "Maximum LTV": with respect to any Purchased Asset at any time, the Loan-to-Value Ratio for the related Underlying Property set forth on Schedule 2 under the heading "Maximum LTV" and for the Class and Type of such Mortgage Asset.

            "Maximum Legal Rate": The maximum nonusurious Price Differential or interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the aggregate Purchase Price as provided for herein or the other Facility Agreements, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the Price Differential or interest rate provisions of any such Transaction.

            "Mezzanine Loan": A performing mezzanine loan secured by pledges of all the Capital Stock of the Person that owns income producing commercial real estate and for which the combined DSCR is not less than that set forth in
Schedule 2.

            "Mezzanine Note": The original executed promissory note or other evidence of Mezzanine Loan indebtedness.

            "Mortgage": Each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto. When used (i) in connection with a Junior Interest Note, "Mortgage" shall mean the Mortgage securing that Junior Interest Note; and (ii) when used in connection with a junior interest that is a participation, shall mean the Mortgage securing the Mortgage Loan that is the subject of the participation.

            "Mortgage Asset": A Junior Interest or Mezzanine Loan, the Underlying Property for which is an FPS Hotel or an LS Hotel.

            "Mortgage Asset File": The meaning assigned thereto in the Custodial Agreement.

            "Mortgage Loan": A debt obligation secured by a Mortgage on an Underlying Property.

            "Mortgaged Property": The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and/or all other collateral securing repayment of a loan.

            "Multiemployer Plan": A multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

            "Net Cash Flow": means, with respect to each Mortgage Asset, for any period, Net Operating Income, less reserve amounts (up to 4% of gross revenues) for furniture, fixtures and equipment.

            "Net Operating Income" means, with respect to each Underlying Property, for any period, the total cash flow derived from the property that was available for debt service on the related Mortgage Asset, calculated as Underlying Revenues less Underlying Expenses for that Underlying Property.

            "Nonconsolidation Opinion": A "nonconsolidation" opinion of outside counsel to Seller in form and substance satisfactory to Buyer.

            "Obligations": (a) All of Seller's indebtedness hereunder, including but not limited to, Seller's obligations to pay (i) the Total Repurchase Price,
(ii) the Repurchase Price on each Repurchase Date, (iii) the Price Differential on each Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Facility Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Asset or its interest therein including, but not limited to any amounts paid to any Servicer;
(c) in the event of any proceeding for the collection or enforcement of any of Seller's indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer of its rights under the Facility Agreements, including, without limitation, attorneys' fees and disbursements and court costs; and (d) all of Seller's indemnity obligations to Buyer or Custodian or both pursuant to the Facility Agreements.

            "Parent": WINN Limited Partnership, a North Carolina limited partnership.

            "Payment Date": The first (1st) Business Day of each month, or if such day is not a Business Day, the preceding Business Day; provided that, with respect to any Purchased Asset, the final Payment Date shall be the later of the related Repurchase Date or the date on which all of Seller's Obligations with respect thereto arising under this Agreement, including the payment in full to Buyer of the Repurchase Price therefor, shall have been paid in full and discharged.

            "PBGC": The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permitted Assignee": Any bank, financial institution or similar Person having a rating assigned by Standard and Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., of BBB or better (or an equivalent rating assigned by another Rating Agency) or a special purpose vehicle, unless such bank, financial institution or similar Person is listed on Schedule 5 to this Agreement. Any warehouse or other lender for Buyer shall be a Permitted Assignee.

            "Person": Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

            "Plan": An employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

            "Post-Default Rate": In the case of any amount under this Agreement or any other Facility Agreement that is not paid when due to Buyer at the stated Repurchase Date or otherwise when due (a "Post-Default Day"), a rate per annum based on a 360 day year, during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the lesser of (x) the Pricing Rate plus 500 basis points on such Post-Default Day or (y) the Maximum Legal Rate permitted by applicable law.

            "Preconfirmation": The meaning specified in Section 3.03(a).

            "Preconfirmation Request": The meaning specified in Section 3.03(a).

            "Price Differential": With respect to any Transaction hereunder as of any date during any Pricing Rate Period, an amount equal to the product of
(A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated on the basis of a 360 day year for the actual number of days that have elapsed during each Pricing Rate Period commencing on (and including) the first day of such Pricing Rate Period (or the Purchase Date in the case of the first Pricing Rate Period) for such Purchased Asset and ending on and including the last day of such Pricing Rate Period, plus any unpaid Price Differential accrued during any prior Pricing Rate Period.

            "Pricing Rate": With respect to a Mortgage Asset of a certain Class and Type, for any Pricing Rate Period, a rate per annum, determined as of the applicable Determination Date, equal to the sum of (a) the Eurodollar Rate applicable to such Pricing Rate Period plus (b) the Pricing Spread for such Mortgage Asset applicable on such date as set forth on Schedule 2.

            "Pricing Rate Period": With respect to any Payment Date, the period commencing on the preceding Payment Date and terminating on and including the day preceding such Payment Date. With respect to each Transaction, the initial Pricing Rate Period shall begin on and include the Purchase Date and shall end on and include the day preceding the first Payment Date with respect to such Transaction.

            "Pricing Spread": The point spreads set forth on Schedule 2 hereto corresponding to the Classes of Mortgage Assets and to the Types of Underlying Property set forth therein;

            "Primary Servicer" Any servicer (including a "special servicer") of a Mortgage Loan.

            "Primary Servicing Agreement": Any agreement pursuant to which a Primary Servicer services a Mortgage Asset.

            "Prime Rate": The prime rate announced to be in effect from time to time by Citibank, N.A., as its prime rate. The prime rate is not intended to be the lowest general rate of interest charged by Citibank, N.A., to its customers.

            "Principal Payment": With respect to any Purchased Asset, any payment or prepayment of principal in respect thereof.

            "Property": Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

            "Purchase Agreement": Any purchase agreement or contribution agreement, substantially in the form of Exhibit X hereto, by and between Seller and any Asset Seller pursuant to which Seller has purchased assets subsequently sold to Buyer hereunder.

            "Purchase Date": Each date on which an Eligible Asset is sold by Seller to Buyer hereunder.

            "Purchase Price": On each Purchase Date, the price at which Eligible Assets are transferred by Seller to Buyer, which shall equal the product of the Asset Value for such Eligible Assets on the Purchase Date and the applicable Purchase Rate.

            "Purchase Rate": With respect to an Eligible Asset of a certain Class and the applicable Type of Underlying Property, the "Purchase Rate" set forth in the applicable column on Schedule 2.

            "Purchased Asset": Each Eligible Asset sold by Seller to Buyer in a Transaction hereunder. The term "Purchased Assets" shall include Additional Assets delivered pursuant to Section 4.01 hereof.

            "Rating Agencies": Each of Fitch Ratings, Inc., Moody's Investors Services, Inc. or Standard and Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., or their successors in interest, and such other nationally recognized statistical rating agencies as may be designated by Buyer from time to time.

            "Records": All instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by or on behalf of Seller, Servicer, any Asset Seller or any other Person (but only to the extent available to Seller, Servicer, or any Asset Seller) with respect to a Purchased Asset a related Mortgage Loan, or any Underlying Property. Records shall include, without limitation, all Mezzanine Notes, all Junior Interest Notes, all Junior Participation Interest Certificates, any Mortgages, the Mortgage Asset Files, the credit files (if any) related to the Purchased Asset, all financial information provided to Seller or Servicer by any Primary Servicer, trustee, or senior lender and any and all other instruments necessary to document or service such Purchased Asset or any transfer or conveyance thereof (including, without limitation, any Purchase Agreement and any related assignments and/or financing statements, if applicable).

            "Regulations T, U and X": Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

            "REIT": A "real estate investment trust" within the meaning of the Code.

            "REO Property": Real property acquired by a mortgagee of a Mortgage Loan, including an Underlying Property acquired through foreclosure of a Mortgage Asset or by deed in lieu of such foreclosure.

            "Reportable Event": Any of the events set forth in Section 4043(b) of ERISA or a successor provision thereof, other than those events as to which the thirty day notice period is waived under subsections 13, 14, 16, 18, 19 or 20 of PBGC Reg. Section 2615 or one or more successor provision thereof.

            "Reporting Date": The meaning specified in Section 10.01(u).

            "Repurchase Date": The date on which Seller is to repurchase the Purchased Assets from Buyer which shall be the earliest of (i) the date specified in the related Confirmation, (ii) any date determined by application of the provisions of Articles III or XIII (iii) the third (3rd) Business Day following the day on which any of the representations set forth in Section 9.01 shall be determined to be breached (which breach shall occur if the representation is false or misleading in any material respect, regardless of any qualification in the representation relating to the Actual Knowledge of any Person), unless Buyer shall have waived such breach in writing or (iv) the Facility Termination Date.

            "Repurchase Price": The price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential, plus all other amounts, including Late Payment Fees and other fees or obligations owing to Buyer with respect to, or allocable to, such Purchased Asset, as of the date of such determination decreased by all cash, Income and Price Differential payments (including Late Payment Fees, if any) actually received by Buyer.

            "Requirement of Law": As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": As to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

            "Scheduled Principal Payment": Any payment of principal on a Purchased Asset that is required, pursuant to the documents constituting the Mortgage Asset File for such Purchased Asset, as modified by any amendments thereto, to be made at a specific time or upon the happening of a specific event, other than a Balloon Payment.

            "Security Agreement": With respect to any Mortgage Asset, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and any Mezzanine Note), executed by the Borrower and/or others in connection with such Mortgage Asset, including without limitation, any security agreement, assignment, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

            "Seller": Winston Finance Partners LLC, a Delaware limited liability company.

            "Seller Asset Schedule": The meaning assigned thereto in the Custodial Agreement.

            "Servicer": WINN Limited Partnership, a North Carolina limited partnership, in its capacity as servicer of the Mortgage Assets pursuant to the Servicing Agreement.

            "Servicing Account": Any account established by Servicer in connection with the servicing of the Mortgage Assets.

            "Servicing Agreement": That certain Servicing Agreement, dated as of the date hereof, by and between Buyer, Seller and Servicer, relating to the servicing of the Purchased Assets.

            "Servicing Fee:" The fee payable to the servicer for servicing the assets pursuant to the Servicing Agreement.

            "Servicing File": With respect to each Mortgage Asset, the file retained by any Servicer consisting of originals of all documents in the Mortgage Asset File which are not delivered to a Custodian and copies of all documents in the Mortgage Asset File set forth in Section 2.01 of the Custodial Agreement.

            "Servicing Records": The meaning specified in Section 12.02.

            "Single Purpose Entity": A Person, other than an individual, (i) which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Assets and (ii) which is in compliance with all of the covenants set forth in Section 10.01(z). If the foregoing entity is a limited partnership or limited liability company, the partnership agreement or limited liability company agreement (as applicable) shall provide that the dissolution and winding up or bankruptcy or insolvency filing of such partnership or limited liability company shall require the unanimous consent of all partners or members. In addition, such entity shall at all times have at least one Independent Director or Independent Manager.

            "Situs": The Situs Companies, which act as servicer for Buyer.

            "Subject Properties": The meaning in Section 9.01(aa).

            "Subsidiary": With respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "Total Repurchase Price": The aggregate outstanding Repurchase Price of all Purchased Assets under this Agreement together with all other amounts payable by Seller to Buyer with respect to Seller's Obligations under the Facility Agreements.

            "Transaction": The meaning specified in Section 1.01.

            "Transaction Request": The meaning specified in Section 3.03(b).

            "True Sale Opinion": A "true sale" opinion of outside counsel to Seller in form and substance satisfactory to Buyer.

            "Trust Receipt": A trust receipt issued by Custodian to Buyer confirming Custodian's possession of certain Mortgage Asset Files which are held by Custodian for the benefit of Buyer or the registered holder of such trust receipt.

            "Type": With respect to an Underlying Property, such Underlying Property's classification as one of the following: (a) an FPS Hotel or (b) an LS Hotel.

            "Underlying Expenses" means, for any Underlying Property, the expenses incurred, or annualized or estimated in some cases, for the property for any period, based upon the latest available operating statement and other information for such period furnished by the related Borrower. For purposes of the foregoing, expenses generally consist of all expenses incurred in respect of the property, including (a) salaries and wages, (b) costs or fees of utilities, repairs and maintenance, marketing, insurance, management, landscaping and security, (c) the amount of real estate taxes, general and administrative expenses, ground lease payments and other costs, and (d) expenses related to guest rooms, food and beverage costs, telephone bills and rental and other expenses, as well as general administrative expenses, marketing expenses and franchise fees. For purposes of the foregoing, expenses do not reflect, however, any deductions for debt service, depreciation, amortization, capital expenses, leasing commissions and tenant improvements or furniture, fixtures and equipment.

            "Underlying Property": (a) In the case of a Junior Interest, the Mortgaged Property securing the commercial real estate loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (b) of the definition thereof) and (b) in the case of a Mezzanine Loan, the Mortgaged Property that is held by the Person the Capital Stock of which is pledged as collateral security for such Mezzanine Loan.

            "Underlying Revenues" means, for any Underlying Property, the revenues received, or annualized or estimated in some cases, in respect of the Underlying Property for any period, based upon the latest available operating statement and other information for such period furnished by the related Borrower. For purposes of the foregoing, revenues generally consist of all revenues received in respect of the property, including guest room rates, food and beverage charges, telephone charges and other revenues, as well as any management fees in excess of 3% of gross revenue.

            "Underwriting Package": Any material internal document prepared by Seller, or by or on behalf of the originator of the Mortgage Asset, if such originator is not Seller, for its evaluation of a Mortgage Asset, to include at a minimum the data required in the relevant Confirmation. In addition, with respect to any Mortgage Asset, the Underwriting Package shall include a copy of the complete Mortgage Asset File, together with copies of the following, to the extent available:

            (i) any third party market study,

            (ii) any third party appraisal of the Underlying Property,

            (iii) any engineering study regarding the physical plant of the Underlying Property,

            (iv) any product improvement plans of any applicable franchisor and any related franchise license agreement and standstill agreement,

            (v) historical and prospective operating statements, capital expenditures and budgets, including a minimum of two (2) years of property level financial statements, to the extent available, and current financial statements of the obligor on the commercial mortgage loan,

            (vi) any applicable management agreement and a description of any management company,

            (vii) any Smith Travel Research "STAR" reports for the Underlying Property,

            (viii) Seller's, Parent's and/or Winston's internal market analysis and analysis of the principal competitors of the Underlying Property,

            (ix) a comparative "benchmark" analysis of the Underlying Property that compares the operating statements of the Underlying Property to those of selected comparable properties,

            (x) the marketing program and business plan for the Underlying Property,

            (xi) a summary of the background and operational experience of each member of senior management at the Underlying Property,

            (xii) Seller's operating model and projections for the Underlying Property, including a DSCR sensitivity analysis that addresses the impact of revenue per average room (RevPAR) and interest rate fluctuations on debt service capability,

            (xiii) copies of all senior loan documents relating to the Underlying Property,

            (xiv) copies of any brand affiliation and/or franchise agreements, including any agreements containing cure and/or standstill provisions,

            (xv) a summary of traditional real estate parameters, such as location, access, visibility and the like,

            (xvi) a summary of existing and projected competition for the Underlying Property, and

            (xvii) such further documents or information as Buyer may reasonably request.

            With respect to any Mortgage Asset that is a Construction Loan, the Underwriting Package shall include a copy, to the extent relevant, of each of the foregoing items, as well as copies of each of the following, to the extent available:

            (i) a summary of Seller or Asset Seller's overall review of the proposed construction site,

            (ii) any proposed acquisition agreement relating to the proposed construction site, together with Seller and/or Asset Seller's analysis of same,

            (iii) any third party feasibility, environmental, geotechnical, title and design studies relating to the proposed construction site,

            (iv) a five (5) year operations budget and construction budget for the proposed construction site,

            (v) copies of any preliminary drawings for the construction project and any entitlement analysis conducted by Seller and/or Asset Seller,

            (vi) the names of all proposed architects, engineers and contractors for the construction project, together with any analysis or evaluation of any such Persons by Seller and/or Asset Seller,

            (vii) any franchise license relating to the construction project,

            (viii) any material information regarding the bidding process for the contractor of the construction project,

            (ix) a schedule for all phases of the construction project,

            (x) any agreements relating to construction project management services, (xi) any material information regarding the pre-opening process,

            (xii) any certificates of occupancy for the completed project,

            (xiii) any plans and/or specifications for completeness, clarity and constructability, and

            (xiv) such further documents or information as Buyer may reasonably request.

            "Uniform Commercial Code" or "UCC": The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

            "Winston": Winston Hotels, Inc. and its permitted successors and assigns.

            Section 2.02 Other Definitional Provisions; Determinations by Buyer.

            (a) As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Seller not defined in
Section 2.01, and accounting terms partly defined in Section 2.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

            (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (d) All matters to be determined by Buyer in its sole discretion hereunder shall be determined by Buyer in its sole discretion exercised in good faith.

            (e) Buyer and Seller agree that any representation or warranty (including, without limitation, any representation or warranty set forth in Article IX hereof or Schedule 1 attached hereto) made by Seller to the "Actual Knowledge" of Seller or any other Person is so qualified for purposes of accuracy, but that Buyer shall be entitled to exercise all remedies for breach of any such representation or warranty as if no such "Actual Knowledge" qualifier were included therein.

                                   ARTICLE III

                       INITIATION; REPURCHASE; TERMINATION

            Section 3.01 Conditions Precedent to Initial Transaction. Buyer's agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller any fees and expenses payable hereunder, and satisfaction of all of the following conditions, each of which shall be satisfactory in form and substance to Buyer and its counsel:

            (a) The following Facility Agreements, as well as certain other documents, shall be delivered to Buyer:

            (i) Master Repurchase Agreement. This Master Repurchase Agreement duly completed and executed by the parties thereto;

            (ii) Custodial Agreement. The Custodial Agreement, duly executed and delivered by each party thereto. In addition, Seller shall have taken such other action as Buyer shall have requested in order to transfer the Purchased Assets pursuant to this Agreement;

            (iii) Collection Account. Evidence satisfactory to Buyer of the existence of the Collection Account; and

            (iv) Consents and Waivers. Any and all consents and waivers applicable to Seller or to the Mortgage Assets.

            (b) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Seller and of all corporate or other authority for Seller with respect to the execution, delivery and performance of the Facility Agreements and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);

            (c) Servicing Agreement. The Servicing Agreement certified as a true, correct and complete copy of the original;

            (d) Fees and Expenses. Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Facility Agreements and any other documents prepared in connection herewith or therewith, including, without limitation, due diligence costs of Two Thousand Five Hundred and No/100 Dollars ($2,500.00) for each Mortgage Asset, and the reasonable fees and expenses of counsel to Buyer;

            (e) Incumbency Certificate. An incumbency certificate of the corporate secretary or assistant secretary or similar officer of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Agreements;

            (f) Insurance. Evidence that Seller and Servicer have adequate E&O Insurance;

            (g) Margin Account Control Agreement. Buyer shall have received an account and securities control agreement acceptable to Buyer pursuant to which Buyer shall control (within the meaning of the UCC) all monies and/or securities from time to time on deposit in the Margin Account; and

            (h) Other Documents. Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer in its sole discretion shall reasonably require.

            Section 3.02 Conditions Precedent to all Transactions. Buyer's agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

            (a) Confirmation and Approval. Seller shall have delivered a Confirmation via Electronic Transmission in accordance with the procedures set forth in Section 3.03, and Buyer shall have determined that the Mortgage Asset described in such Confirmation is an Eligible Asset, shall have approved the purchase of the Eligible Asset to be included in such Transaction in its sole and absolute discretion and shall have obtained all necessary internal credit approvals for such Transaction;

            (b) Facility Agreements. The Facility Agreements shall be in full force and effect, free of any modification, breach or waiver;

            (c) Assignment Documents and Security Interest. With respect to each Purchased Asset that is the subject of any Transaction, evidence that all actions necessary or, in the opinion of Buyer, desirable to properly transfer, assign and convey Seller's interest in such Purchased Asset and other related Collateral to Buyer and to protect Buyer's interest therein have been taken, including, without limitation, delivery by Seller to Buyer or Custodian of each of the following:

            (i) a copy of the relevant Purchase Agreement, certified as true and correct by a Responsible Officer of any Asset Seller pursuant to which such Purchased Asset and/or Collateral was transferred and conveyed from such Asset Seller to Seller;

            (ii) if applicable, an Assignment of Mortgage relating to such Purchased Asset assigning the Mortgage for such Purchased Asset from any Asset Seller to Seller;

            (iii) if applicable, an assignment of any Assignment of Leases from any Asset Seller to Seller relating to such Purchased Asset;

            (iv) the original omnibus assignment for such Purchased Asset in form and substance reasonably acceptable to Buyer pursuant to which all of any Asset Seller's right, title and interest in and to such Purchased Asset have been assigned to Seller;

            (v) if applicable, an Assignment of Mortgage from Seller but otherwise in blank relating to such Purchased Asset;

            (vi) an omnibus assignment in blank for such Purchased Asset in form and substance reasonably acceptable to Buyer and sufficient to transfer to Buyer all of Seller's rights, title and interest in and to the Purchased Asset, signed in the name of Seller;

            (vii) UCC-1 financing statements prepared by Seller for the purpose of perfecting Seller's security interest in such Purchased Asset, which such UCC-1 financing statements shall be reasonably acceptable to Buyer and in form and substance acceptable for filing;

            (viii) UCC-3 assignments for the purpose of assigning Seller's security interest in such Purchased Asset to Buyer, which such UCC-3 assignments shall be in form and substance acceptable for filing; and

            (ix) UCC-1 financing statements prepared by Seller for the purpose of perfecting Buyer's security interest in such Purchased Asset, which such UCC-1 financing statements shall be reasonably acceptable to Buyer and in form and substance acceptable for filing.

            (d) No Default. No Default or Event of Default shall have occurred and be continuing under any of the Facility Agreements;

            (e) Officer's Certificate. Buyer shall have received a certificate of a Responsible Officer of Seller (i) certifying and showing in detail the calculations demonstrating that, after giving effect to the requested Transaction, the aggregate Repurchase Price of the Transactions outstanding shall not exceed the Maximum Amount, and (ii) stating that, to the best of such Responsible Officer's knowledge, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

            (f) Confirmation of Representations and Warranties. Both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in
Section 9.01 shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

            (g) No Margin Deficit. There shall be no Margin Deficit outstanding.

            (h) Diligence. Subject to Buyer's right to perform one or more Due Diligence Reviews pursuant to Section 13.11, Buyer shall have completed its due diligence review of the Mortgage Asset File and the Underwriting Package for each Purchased Asset, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion;

            (i) Requested Information. Buyer shall have received all requested information pertaining to the Mortgage Assets to be purchased or the related Underlying Property;

            (j) Servicing Agreements. With respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by Seller, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original at least ten (10) days prior to the Purchase Date, together with a copy of a written notice to such servicer, fully executed by Seller and such servicer, of the sale of the Eligible Asset to Buyer, and acknowledgement by such servicer of the rights of Buyer thereunder in place and stead of Seller or any predecessor in interest;

            (k) Expenses. Buyer shall have received all fees and expenses of counsel to Buyer as required by Sections 13.01 and 13.02 and, to the extent Seller is required hereunder to reimburse Buyer for such amounts, Buyer shall have received the reasonable costs and expenses incurred by it in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer's option, may be withheld from the sale proceeds of any Transaction hereunder;

            (l) Market and Financial Changes. None of the following shall have occurred and/or be continuing:

            (i) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a "repo market" or related "lending market" for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Mortgage Assets through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

            (ii) an event or events shall have occurred resulting in the effective absence of a "securities market" for securities backed by Mortgage Assets or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Mortgage Assets at prices which would have been reasonable prior to such event or events; or

            (iii) there shall have occurred a Material Adverse Change with respect to Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement; or

            (iv) there shall have occurred a Material Adverse Change with respect to Servicer which affects (or can reasonably be expected to affect) materially and adversely the ability of Servicer to perform its obligations under the Servicing Agreement; or

            (v) there shall have occurred a Material Adverse Change with respect to Winston;

            (m) Asset Schedule and Exception Report. Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

            (n) Warehouse Lender's Release; Seller's Release. Buyer shall have received from Seller a Warehouse Lender's Release Letter substantially in the form of Exhibit VI-B hereto (or such other form reasonably acceptable to Buyer), if applicable, or a Seller's Release Letter substantially in the form of Exhibit VI-A hereto (or such other form acceptable to Buyer) covering each Eligible Asset to be sold to Buyer;

            (o) Opinions. Buyer shall have received an opinion or opinions of outside counsel to Seller, substantially in the form of Exhibit III, and a Nonconsolidation Opinion. In addition, prior to the purchase of any Mortgage Asset acquired (by purchase or otherwise) by Seller from any Asset Seller, Buyer shall have received a True Sale Opinion;

            (p) No Change In Law. Buyer shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

            (q) Minimum and Maximum Purchase Price. The Purchase Price specified in a Confirmation for a Mortgage Asset shall not be less than One Million and No/100 Dollars ($1,000,000.00) nor shall it be more than Nine Million and No/100 Dollars ($9,000,000.00);

            (r) Repurchase Date. The Repurchase Date for such Transaction shall be not later than the Facility Termination Date;

            (s) Amendments. Buyer shall have received copies of any amendments to the documents referred to in Section 3.01 that could reasonably be deemed to be material to the application of the terms and conditions of this Agreement;

            (t) Hedging Transactions. If any Mortgage Asset that is the subject of such Transaction is a fixed rate loan, Buyer shall have received a Hedging Transaction reasonably acceptable to Buyer; and

            (u) Other. Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer in its sole discretion shall reasonably require, including evidence that Seller shall have instructed the any relevant servicer, trustee, or senior lender having custody of collections on the Underlying Property to distribute funds allocable to the Purchased Loan directly to Buyer.

            Each Confirmation delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3.02 have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

            Section 3.03 Transaction Mechanics; Related Matters. (a) From time to time, in the sole discretion of Buyer, Buyer may purchase from Seller certain Eligible Assets that have either been originated by Seller or purchased by Seller from other originators; provided that at no time shall Buyer and Seller have more than seven (7) different Eurodollar Rates outstanding under this Agreement and at no time shall the aggregate Repurchase Price of the Purchased Assets exceed the Maximum Amount. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. Seller may request preliminary review of the eligibility of any Mortgage Asset by delivering to Buyer via Electronic Transmission a request (each a "Preconfirmation Request") with respect to the proposed acquisition by Seller of the applicable Mortgage Asset(s). Such Preconfirmation Request shall describe each proposed Mortgage Asset and include summaries of the related historical operating statements, historical occupancy reports and other customary market information. Buyer agrees that it shall provide Seller, within three (3) Business Days of receipt of the Preconfirmation Request, with a preliminary indication, based upon such information provided, whether or not the proposed Mortgage Asset would be accepted as an Eligible Asset hereunder (a "Preconfirmation"); provided that, with respect to any Mortgage Asset that is an Acquired Asset, Seller shall, in addition to the foregoing information and summaries, provide Buyer with drafts of all proposed agreements, instruments and documents relating to the purchase of such Mortgage Asset by Seller or one of its Affiliates from a third party, and Buyer shall provide Seller, within seven
(7) Business Days of receipt of the Preconfirmation Request, with a Preconfirmation, based upon the information and draft documents provided, with respect to such Acquired Asset. Buyer's issuance of a Preconfirmation pursuant to this Section 3.03(a) shall not constitute Buyer's agreement to enter into a Transaction with respect to such Mortgage Asset, it being understood that Buyer's entering into such a Transaction shall be subject to Buyer's review of the complete Underwriting Package and satisfaction of all other conditions thereto; provided, that Buyer acknowledges that it is aware that Seller will be relying on Preconfirmations in making its business judgment to acquire such Mortgage Assets.

            (b) Seller shall request a Transaction by delivering to Buyer (with a copy to the Custodian) via Electronic Transmission a request in the form of
Exhibit I attached hereto (a "Transaction Request"). Such Transaction Request shall describe the Purchased Assets in a Seller Asset Schedule and set forth (i) the proposed Purchase Date, (ii) the proposed Purchase Price, (iii) the proposed Repurchase Date, (iv) the Pricing Rate and initial Eurodollar Period applicable to the Transaction, (v) each Class of Mortgage Asset and each Type of Underlying Property for which Seller is requesting the Transaction and (vi) any additional terms or conditions not inconsistent with this Agreement and shall be accompanied by the Underwriting

Package for each Mortgage Asset. In the event of any conflict between the terms of such Transaction Request and this Agreement, the terms of this Agreement shall prevail.

            (c) Buyer agrees that it shall notify Seller of its approval or disapproval of each proposed Mortgage Asset within seven (7) Business Days (in the case of each individual Mortgage Asset delivered in connection with any Purchase Date, plus seven (7) additional Business Days for each additional Mortgage Asset delivered in connection with any Purchase Date) after its receipt of the complete Underwriting Package and any supplemental requests (requested orally or in writing) relating to such proposed Mortgage Asset; provided that, with respect to any Mortgage Asset that is an Acquired Asset, Buyer shall notify Seller of its approval or disapproval of such Acquired Asset within ten (10) Business Days (in the case of each individual Acquired Asset delivered in connection with any Purchase Date, plus ten (10) additional Business Days for each additional Acquired Asset delivered in connection with any Purchase Date) after its receipt of the complete Underwriting Package and any supplemental requests (requested orally or in writing) relating to such proposed Mortgage Asset. Unless Buyer notifies Seller of its approval of such proposed Mortgage Asset within such period, as provided herein, Buyer shall be deemed not to have approved such proposed Mortgage Asset.

            (d) On each Purchase Date, Seller shall forward to Buyer via Electronic Transmission, a confirmation of each Transaction, substantially in the form of Exhibit II attached hereto (a "Confirmation"). The Confirmation shall specify any additional terms or conditions of the Transaction not inconsistent with this Agreement. Unless otherwise agreed in writing, upon receipt of the Confirmation, Buyer may, in its sole discretion, agree to enter into the requested Transaction with respect to an Eligible Asset and such agreement shall be evidenced by Buyer's signature on the Confirmation. Any Confirmation by Buyer shall be deemed to have been received by Seller on the date actually received by Seller.

            (e) Upon receipt of the Confirmation executed by Buyer, Seller shall release to the Custodian no later than 11:00 a.m., New York, New York time, on the requested Purchase Date, the Mortgage Asset File pertaining to each Eligible Asset to be purchased by Buyer, in accordance with the Custodial Agreement; provided that, with respect to any Mortgage Asset that is an Acquired Asset, Seller shall deliver the Basic Mortgage Asset Documents to the Custodian on the requested Purchase Date and shall deliver the balance of the Mortgage Asset File pertaining to such Acquired Asset to the Custodian within five (5) Business Days following the Purchase Date.

            (f) Except as set forth in Section 3.04(c), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller's acceptance of the related proceeds shall constitute Seller's agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and any Confirmation, the terms of this Agreement shall control, except to the extent that any Confirmation expressly amends, or waives compliance with, any representation or warranty concerning, description of, or condition with respect to, any Purchased Asset or expressly provides for the amendment, modification or waiver of any term or condition of this Agreement.

            (g) Subject to the terms and conditions of this Agreement, during the term of this Agreement Seller may sell to Buyer, repurchase from Buyer and resell to Buyer Eligible Assets hereunder.

            (h) In no event shall a Transaction be entered into when any Default or Event of Default has occurred and is continuing or when the Repurchase Date for such Transaction would be later than the Facility Termination Date.

            (i) Pursuant to the Custodial Agreement, Custodian shall deliver to Buyer and Seller an Asset Schedule and Exception Report with respect to the Eligible Assets which Seller has requested Buyer purchase on such Purchase Date, and no later than 5:00 p.m., New York time, on each Purchase Date, Custodian shall deliver to Buyer a Trust Receipt in respect of all such Eligible Assets purchased by Buyer on such Purchase Date; provided that, with respect to any such Eligible Asset that is an Acquired Asset, Custodian shall deliver to Buyer a Trust Receipt in respect of such Eligible Asset within five (5) Business Days following such Purchase Date.

            Section 3.04 Repurchase.

            (a) Repurchase Date. Seller shall repurchase each Purchased Asset from Buyer for the Repurchase Price thereof on the related Repurchase Date.

            (b) Termination of Transaction on Repurchase Date. On the Repurchase Date, termination of a Transaction will be effected by transfer to Seller or its designee of the Purchased Assets (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article V which amount shall be netted against the simultaneous receipt of the Repurchase Price by Buyer). To the extent a net amount is owed to one party, the other party shall pay such amount to such party. Any payments received by Buyer with respect to an Eligible Asset that has been repurchased in accordance with the terms and conditions of this Agreement will be remitted promptly by Buyer to Seller.

            (c) Optional Repurchase. Seller may repurchase Purchased Assets without penalty or premium, on any date. If Seller intends to make such a repurchase, Seller shall give one (1) Business Day's prior written notice thereof to Buyer, designating the Purchased Assets to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. The amount of the original Purchase Price of the Purchased Assets thus repurchased shall be available for subsequent Transactions subject to the terms of this Agreement.

            (d) Reports upon Payment in Full. If any Purchased Asset is paid in full, Seller agrees to provide Buyer with (i) a copy of a report from Seller or any Servicer indicating that such Purchased Asset has been paid in full and (ii) provide Buyer a notice specifying each Purchased Asset that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Assets which have been prepaid in full after receipt of evidence of Seller's compliance with the immediately preceding sentence and the terms and conditions of Sections 5.03(a) and (b) hereof.

            (e) Release and Redelivery. On any Repurchase Date provided that:

            (i) no Default and no Event of Default shall have occurred and be continuing;

            (ii) Seller pays to Buyer the sum of the Repurchase Price for the Purchased Assets to be repurchased and any other amounts payable under this Agreement which are then due and payable with respect to the Obligations and such Transaction, against transfer to Seller or its agent of such Purchased Assets; and

            (iii) Seller pays to Buyer the Deficit Cure Amount to be applied in accordance with Section 4.01 if a Margin Deficit will exist following such repurchase,

then Buyer shall transfer to Seller, its agent or designee, the Purchased Assets (including, without limitation, any and all documentation necessary to evidence the transfer of title to Seller, its agent or designee and the release of the security interest of Buyer) and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article V of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Seller is obligated to take physical possession of the Purchased Assets from Buyer or its designee (including the Custodian) at Seller's expense on the related Repurchase Date. Any Repurchase Price received by Buyer after 3:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day. In connection with any repurchase of a Purchased Asset pursuant to this Section 3.04, Buyer shall deliver to Seller UCC-3 termination statements terminating Seller's security interest in such Purchased Asset and other release documents as may be reasonably requested by Seller.

            Section 3.05 Extension of Facility Termination Date. Seller may seek two extensions of the Facility Termination Date by submitting a written request to Buyer not later than (a) thirty (30) days prior to the Facility Termination Date then in effect. Each requested extension shall be accepted by Buyer, and the Facility Termination Date shall be extended to the date that is one day prior to the one (1) year anniversary of such expiring Facility Termination Date so long as no Default or Event of Default shall have occurred and be continuing; provided that the Facility Termination Date shall in no event be extended beyond the date that is one day prior to the third anniversary of the Effective Date.

            Section 3.06 Payment of Price Differential.

            (a) Price Differential Payments. For each Pricing Rate Period for which any Transaction is outstanding, the accrued and unpaid Price Differential shall be settled in cash by Seller on each related Payment Date. The Pricing Rate for each Pricing Rate Period shall be reset on the related Determination Date. Buyer shall deliver to Seller, via Electronic Transmission, notice of the required Price Differential payment, and a detailed calculation thereof, on or prior to the fifth (5th) Business Day preceding each Payment Date. On the Payment Date, Seller shall pay to Buyer the accrued and unpaid Price Differential for such Payment Date by wire transfer of immediately available funds. If Seller fails to make all or part of the Price Differential payment by 5:00 p.m., New York time, on the Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the Price Differential payment) interest on the unpaid amount of the Price Differential payment at a rate per annum equal to the

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Post-Default Rate (the "Late Payment Fee") until the overdue Price Differential payment is received in full by Buyer.

            (b) Breakage Costs. If Seller repurchases Purchased Assets on a day other than the last day of any Eurodollar Period applicable to the related Transaction, Seller shall indemnify Buyer and hold Buyer harmless from any losses, costs and/or expenses which Buyer sustains or incurs arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (or any hedging arrangements)("Breakage Costs"), in each case for the remainder of the applicable Eurodollar Period. Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Section 3.06(b) shall survive termination of this Agreement and repurchase of all Purchased Assets subject to Transactions hereunder.

            (c) Maximum Legal Rate. This Agreement and the other Facility Agreements are subject to the express condition that at no time shall Seller be obligated or required to pay a Price Differential on the aggregate Purchase Price at a rate which could subject Buyer to either civil or criminal liability as a result of such Price Differential being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Facility Agreements, Seller is at any time required or obligated to pay a Price Differential on the aggregate Purchase Price at a rate in excess of the Maximum Legal Rate, the Price Differential or the Post Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction in the principal portion of the Repurchase Price and not on account of the Price Differential due hereunder. All sums paid or agreed to be paid to Buyer for the use, forbearance, or detention of the sums due hereunder, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Agreement until payment in full so that the rate or amount of the Price Differential on account of the Purchase Price does not exceed the Maximum Legal Rate from time to time in effect and applicable to the aggregate Purchase Price for so long as the same is outstanding.

                                   ARTICLE IV

                            MARGIN AMOUNT MAINTENANCE

            Section 4.01 Margin Account Maintenance.

            (a) Margin Deficit. If at any time the Asset Value of a Purchased Asset, plus any previously tendered Deficit Cure Amount (or, if a Deficit Cure Amount was provided by an Additional Asset, the lesser of such Deficit Cure Amount and the product of (x) the Market Value of such Additional Asset and (y) the Purchase Rate for such Additional Asset), is less than the Margin Amount for such Purchased Asset (a "Margin Deficit"), then Buyer may by notice to Seller in the form of Exhibit IX (as such notice is more particularly set forth below, a "Margin Deficit Notice") require Seller to, no later than 5:00 p.m. on the third Business Day following the receipt of a Margin Deficit Notice, (or if such time falls on a day that is not a Business Day, no later than the corresponding time on the first Business Day following the receipt of such notice), at Seller's option, (i) sell to Buyer for no

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

additional consideration (by transfer to Buyer or its designee) additional Eligible Assets with respect to which information has been furnished to Buyer in accordance with the procedures set forth in Article III and which have been approved by Buyer in its sole discretion ("Additional Assets"), (ii) repurchase, in whole, the Purchased Asset giving rise to such Margin Deficit, (iii) make a payment in reduction of the Repurchase Price of such Purchased Asset, (iv) deposit cash in the Margin Account, or (v) choose any combination of the foregoing, in each case in an amount (or, in the case of Additional Assets, having a deemed Purchase Price in an amount)(such amount, in each case, a "Deficit Cure Amount") such that, after giving effect to such transfers, repurchases and payments, no Margin Deficit shall then exist. All cash transferred to Buyer pursuant to this Section 4.01 shall be deposited in the Margin Account and shall be applied by Buyer to reduce the Repurchase Price of the Purchased Asset giving rise to the Margin Deficit on the next Payment Date.

            (b) No Waiver. Buyer's election, in its sole and absolute discretion, not to deliver a Margin Deficit Notice at any time there is a Margin Deficit shall not in any way limit or impair its right to deliver a Margin Deficit Notice at any time a Margin Deficit exists.

            Section 4.02 Margin Account.

            (a) The Margin Account will be established by and in the name of Buyer with Wells Fargo Bank, N.A. (the "Margin Depositary"), but under and subject to this Agreement.

            (b) Seller will report all income earned on the Margin Account as Seller's income for United States federal, state, and local tax purposes. Seller's federal employer identification number, and the account to which all income and earnings in respect of Margin Collateral shall be reported for U.S. federal income tax purposes is 75-3132178. Seller shall provide the Margin Depositary with appropriate Internal Revenue Service forms W-9 for taxpayer identification number certification and related certificates of exemption from backup withholding.

            (c) Cash from time to time on deposit in the Margin Account shall not be required to be invested, but Seller shall be entitled to any interest or other earnings on such cash in accordance with the terms of the Margin Account. Subject to Section 4.05, on each Payment Date, any cash on deposit in the Margin Account in excess of the Liquidity Amount shall be applied to reduce the Repurchase Price of the Purchased Asset for which it provided a Deficit Cure Amount.

            Section 4.03 Reserved.

            Section 4.04 Additional Assets as Margin Collateral. In the event that Additional Assets are to be transferred to Buyer as Margin Collateral pursuant to Section 4.01(a) hereof, Seller shall, in connection with such transfer, comply with the conditions of Sections 3.01 and 3.02 hereof as if such Additional Assets were proposed to be Purchased Assets under this Agreement. With respect to each Additional Asset to be so transferred as Margin Collateral, Seller shall, as a condition to Buyer's acceptance of such Additional Asset as Margin Collateral, deliver (a) to Buyer, (i) due diligence materials of the type that would have been supplied to Buyer for any other Purchased Asset and (ii) a schedule containing substantially the same information as a Seller Asset Schedule and (b) to the Custodian, a Mortgage Asset File with respect to such Additional Asset meeting the requirements of the Custodial Agreement. Upon transfer of Additional Assets as Margin Collateral in accordance with this Section 4.01, such Additional Assets shall become Purchased Assets and shall be treated thereafter in the same manner as other Purchased Assets; provided that the portion of the Purchase Price thereof equal to any Margin Deficit determined in accordance with Section 4.01(a) shall be deposited in the Margin Account and held and applied as provided in this Section 4.01.

            Section 4.05 Margin Surplus After Cure of Breach. If, at any time, Seller (a) delivers a Deficit Cure Amount (in cash) to Buyer to cure a Margin Deficit arising from the breach by Seller of a representation or warranty set forth in Schedule 1 hereto (and the consequent reduction of the Asset Value of such Purchased Asset to zero as provided in the definition of "Asset Value") and
(b) Seller simultaneously notifies Buyer in writing that Seller is attempting to cure such breach, then Buyer shall hold such Deficit Cure Amount in the Margin Account (and shall not apply such Deficit Cure Amount to the reduction of the Purchase Price of the related Purchased Asset) pending the cure of such breach by Seller. If, within thirty (30) Business Days after the delivery of such notice by Seller to Buyer, Seller is able to cure such breach, then Buyer shall increase the Asset Value of such Purchased Asset to reflect the cure of the breach. To the extent that, as a result of the foregoing, the Asset Value of such Purchased Asset, as of the next Payment Date, taken together with the related Deficit Cure Amount on deposit in the Margin Account, is greater than the Margin Amount for such Purchased Asset (such excess, a "Margin Surplus"), then, to the extent that no Margin Deficit shall exist after making such distribution and provided that no Default or Event of Default shall have occurred and be continuing, Buyer shall, on such Payment Date, remit directly to Seller the amount of such Margin Surplus, but in no event shall such amount be greater than any amount then on deposit in the Margin Account in excess of the Liquidity Amount.

                                    ARTICLE V

                      INCOME PAYMENTS; REQUIREMENTS OF LAW

            Section 5.01 Establishment of Collection Account. The Collection Account shall be established in accordance with the terms and conditions of this Agreement concurrently with the execution and delivery of this Agreement by Seller and Buyer. Buyer shall have sole dominion and control over the Collection Account in accordance with Sections 9-104 and 9-314 of the UCC.

            Section 5.02 Deposits into Collection Account. Seller hereby agrees to instruct each Borrower or Primary Servicer or other Person that is the debtor under or that has control or possession of receipts related to any Purchased Asset to transfer all Income (other than amounts deposited in escrow accounts for taxes and certain expenses related to furniture, fixtures and equipment pursuant to the Servicing Agreement) with respect to the Purchased Assets, whether constituting collections thereon or proceeds of sale thereof, as well as any interest received from the reinvestment of such Income and any payments in respect of associated Hedging Transactions, directly to Buyer for deposit into the Collection Account within two (2) Business Days of receipt by such Person. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and once deposited into the Collection Account shall not be commingled with other property of Seller, any Affiliate of Seller, or any Servicer.

            Section 5.03 Distributions From Collection Account.

            (a) Unless an Event of Default shall have occurred, all Balloon Payments and Principal Prepayments (other than any portion thereof consisting of interest) deposited into the Collection Account shall be applied by Buyer on the date of such deposit or, if such deposit is made after 3:00 p.m. (New York time), on the following Business Day, to reduce the Purchase Price of the related Purchased Asset by an amount equal to the lesser of (i) the amount of such payment and (ii) the Purchase Price of the related Purchased Asset. The balance of such Balloon Payments and Principal Prepayments in excess of the Repurchase Price of the related Purchased Asset shall be paid to Seller on such date.

            (b) Funds deposited in the Collection Account during any Pricing Rate Period (except as provided in Section 5.03(a) above) shall be held therein until the next Payment Date. On each Payment Date, any amounts on deposit in the Collection Account shall be applied as follows:

            (i) first, to the payment of all fees, expenses, and other obligations then due to Buyer pursuant to this Agreement, other than the Price Differential and Repurchase Price on the Purchased Assets;

            (ii) second, to the payment of accrued and unpaid Price Differential on the Purchased Assets;

            (iii) third, without limiting the rights of Buyer under Article IV of this Agreement, to Buyer, in the amount of any unpaid Margin Deficit;

            (iv) fourth, to pay the Repurchase Price for Purchased Assets then subject to a request to repurchase in accordance with the terms of Section 3.04;

            (v) fifth, to the extent that such amounts have not previously been paid, to pay to Servicer the Servicing Fees and any other amounts that Servicer is entitled to receive pursuant to the Servicing Agreement and to pay the fees and other amounts due and payable to the Custodian under the Custodial Agreement; and

            (vi) sixth, to Seller, for such purposes as Seller shall determine in its sole discretion.

            (c) Notwithstanding the preceding provisions, if an Event of Default shall have occurred hereunder, all funds in the Collection Account and the Margin Account shall be withdrawn and applied:

            (i) first, in the same order of priority as Sections (b)(i), (ii), and (iii) above;

            (ii) second, to reduction of the Total Repurchase Price;

            (iii) third, to payment of all costs and fees and any other Obligations payable to Buyer pursuant to this Agreement; and

            (iv) fourth, any remainder shall be paid to Seller, for such purposes as Seller shall determine in its sole discretion.

            (d) Buyer shall offset against the accrued and outstanding Price Differential all Price Differential payments actually received by Buyer pursuant to Section 3.06, excluding any amounts paid pursuant to any Price Differential payments made at the Post Default Rate and any Late Payment Fees.

            Section 5.04 Requirements of Law.(a) If any Requirement of Law (other than with respect to any amendment made to Buyer's certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

            (iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems in good faith to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof by an amount which Buyer determines in good faith to be material, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

            (b) If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer's certificate of incorporation and by-laws or other organizational or governing documents, or changes in taxes on Buyer measured by net income) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer's or such corporation's capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer's or such corporation's policies with respect to capital adequacy) by an amount deemed by Buyer in good faith to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

            (c) Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law,
(B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have been received had such tax not been imposed.

            (d) If Buyer becomes entitled to claim any additional amounts pursuant to this Section 5.04, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 5.04 submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

                                   ARTICLE VI

                                SECURITY INTEREST

            Section 6.01 Security Interest.

            (a) Grant. Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in the event that any such Transaction shall be recharacterized as a financing or a loan (and, with respect to Margin Collateral and the Margin Account, without regard to whether any Transaction is deemed to be a loan), Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of its right, title and interest in and to all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the "Collateral") to Buyer to secure the payment and performance of all amounts and Obligations owing to Buyer pursuant to this Agreement, the related documents described herein and the other Facility Agreements:

            (i) The Purchased Assets, the Margin Collateral and all Records relating thereto, including, without limitation, each Mortgage Asset File, all Servicing Agreements, all Servicing Accounts and all amounts from time to time on deposit therein, all Servicing Files and all Servicing Records relating to the Purchased Assets, and any and all other interests in the Purchased Assets or the servicing thereof, including all servicing fees to which Seller is entitled and any servicing and other rights relating to the Purchased Assets;

            (ii) All rights under all Purchase Agreements (but not the obligations thereunder) relating to the Purchased Assets or any other agreements or contracts relating to, constituting, or otherwise governing the Purchased Assets, including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments;

            (iii) Any Property relating to the Purchased Assets, or the Margin Collateral and any other collateral pledged or otherwise relating thereto;

            (iv) All insurance policies and insurance proceeds and condemnation proceeds relating to any Purchased Asset, any Margin Collateral or any Underlying Property, including, but not limited to, any payments or proceeds under any primary insurance or hazard insurance;

            (v) All Income;

            (vi) The Collection Account and all monies from time to time on deposit therein and all rights with respect thereto;

            (vii) The Margin Account and all monies from time to time on deposit therein and all rights with respect thereto;

            (viii) All other accounts, including but not limited to escrow and reserve accounts (but only to the extent of Seller's interest in such accounts and to the extent they may be pledged under applicable law), relating to the Purchased Assets, including accounts created under any documents constituting any Mortgage Asset File and the balances from time to time standing to the credit of such accounts and all rights with respect thereto;

            (ix) Any guarantees and insurance (issued by any Governmental Authority or otherwise) relating to any Purchased Asset, any Margin Collateral and any Security Agreement;

            (x) All distributions with respect to any of the foregoing and any other property, rights, title or interests specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created;

            (xi) Any other collateral pledged or otherwise relating to the Purchased Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

            (xii) All mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Asset;

            (xiii) All Hedging Transactions, if any;

            (xiv) All "general intangibles", "accounts", "chattel paper", "deposit accounts" and "investment property" as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing;

            (xv) Any proceeds (including proceeds of sales (including securitizations)) of any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt; and

            (xvi) All replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records and files relating to any and all of any of the foregoing.

            Furthermore, Seller hereby authorizes Buyer to file financing statements relating to the Purchased Assets and other Collateral without the signature of Seller, as Buyer, at its option, may deem appropriate. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Article VI.

            (b) Release. Buyer's security interest in any Purchased Asset and all other Collateral relating to such Purchased Asset shall terminate only as provided in Section 3.04(b) upon payment of the Repurchase Price thereof and, in all other instances (other than release under Section 3.04(b)) upon termination and satisfaction of all of Seller's Obligations to Buyer under this Agreement and the other Facility Agreements and payment of the Total Repurchase Price and all other amounts due to Buyer under this Agreement and the documents delivered in connection herewith. Upon payment of the Total Repurchase Price and all other amounts due to Buyer under this Agreement and the documents delivered in connection herewith and therewith, Buyer shall deliver to Seller all monies on deposit in the Collection Account and such UCC termination statements and other release documents as may be reasonably requested by Seller and shall return the Purchased Assets to Seller or its designee.

            (c) Security Agreement; Financing Statements. For purposes of the grant of the security interest pursuant to this Article VI, this Agreement shall be deemed to constitute a security agreement under the UCC. Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Seller, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the "Filings"), and shall forward copies of such Filings to Buyer upon completion thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby under the laws of any applicable jurisdiction (including marking its records and files to evidence the interests granted to Buyer hereunder).

            (d) Custodian as Bailee and Agent. Pursuant to the Custodial Agreement, Custodian shall hold the Mortgage Asset Files as exclusive bailee and agent for Buyer pursuant to the terms of the Custodial Agreement and shall deliver to Buyer Trust Receipts each to the effect that Custodian has reviewed such Mortgage Asset Files in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Asset Files as so reviewed.

                                  ARTICLE VII

                          PAYMENT, TRANSFER AND CUSTODY

            Section 7.01 Payment, Transfer and Custody.(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller to Buyer hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by and in the name of Buyer: Wells Fargo Bank, San Francisco, California, Account No. 632-4331922, ABA No. 121-000-248, Reference: Situsserv L.P. P&I Marathon, not later than 3:00 p.m., New York time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

            (b) On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price not later than 4:00 p.m., New York time, with the delivery to Custodian of the Purchased Assets relating to each Transaction. Seller hereby sells, transfers, conveys and assigns to Buyer in accordance with the preceding sentence, without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Collateral.

            (c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Buyer or its designee (including Custodian) the documents identified in the Custodial Agreement.

            (d) Any documents or instruments forming any part of the Mortgage Asset File that are not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or Servicer shall maintain a copy of such documents and instruments and the originals of the Mortgage Asset File not delivered to Buyer or its designee. The possession of any portion of the Mortgage Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. Any portion of any Mortgage Asset File retained or held by Seller or its designee shall be segregated on Seller's books and records, to the extent possible, from the other assets of Seller or its designee and the books and records of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee shall release its custody of the Mortgage Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller.

                                  ARTICLE VIII

      ASSIGNMENT AND TRANSFER; HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

            Section 8.01 Assignment; Hypothecation or Pledge of Purchased
Assets.

            (a) Buyer may upon notice to Seller and without consent of Seller, sell to one or more banks, financial institutions, or other entities ("Buyer Participants") participating interests in any Purchased Assets, or any other interest of Buyer under this Agreement. Buyer may at any time upon notice to Seller assign any of its rights and/or obligations under this Agreement, other than any portion of its right to evaluate and accept or reject any Eligible Asset for purchase hereunder, to any Affiliate of Buyer or to any Permitted Assignee. Any assignment that purports to transfer to an Assignee any obligation for funding any amount hereunder shall explicitly acknowledge such obligation and the sole right of Buyer to accept or reject any Eligible Asset. Any transfer effected pursuant to this Section 8.01(a) shall be in respect of one or more Purchased Assets having a minimum aggregate Repurchase Price of Five Million and No/100 Dollars ($5,000,000.00) (other than in the case of a transfer of all of the interests then held by Buyer). Seller agrees to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale.

            (b) Seller may not assign any of its rights or obligations under this Agreement.

            (c) Any sale, participation or other transfer by Buyer of interests in Purchased Assets with an aggregate Repurchase Price representing more than fifty percent (50%) of the aggregate Repurchase Price of all Transactions then outstanding shall, if Buyer does not retain substantially all of its rights under this Agreement, be to a Transferee qualified as a Permitted Assignee or, upon the consent of Seller (which such consent shall not to be unreasonably withheld, delayed or conditioned) to another Person; provided, that no such consent of Seller shall be necessary if any Default or Event of Default shall have occurred and then be continuing.

            (d) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have free and unrestricted use of all Purchased Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise pledging, transferring, hypothecating, or rehypothecating the Purchased Assets, without notice to Seller; provided that Buyer shall not rehypothecate any Purchased Asset for any amount greater than the Purchase Price thereof; and provided, further, that Buyer shall transfer the Purchased Assets to Seller on the applicable Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets transferred to Buyer by Seller.

                                   ARTICLE IX

                             SELLER REPRESENTATIONS

            Section 9.01 Seller Representations.Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction with respect thereto and as of the date of this Agreement and at all times while the Facility Agreements and any Transactions hereunder are in full force and effect:

            (a) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller's organization.

            (b) Due Authorization. Seller has all necessary limited liability company or other power, authority and legal right to execute, deliver and perform its obligations under this Agreement and each of the Facility Agreements to which it is a party and any Transaction Request or, if applicable, Confirmation, and has taken or will take (in the case of future purchases) all necessary action to authorize such execution, delivery and performance.

            (c) Due Execution; Enforceability. Each of the Facility Agreements to which Seller is a party has been or will be (in the case of future purchases) duly executed and delivered by Seller, for good and valuable consideration. Each of the Facility Agreements to which Seller is a party constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforcement may be affected by bankruptcy, insolvency, and other limitations on creditors' rights generally and equitable principles.

            (d) Licenses and Consents. Seller, to the extent required by law, is duly licensed or is otherwise qualified to do business in each jurisdiction in which it transacts business and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted (including, without limitation, to hold, maintain, convey and repurchase any Purchased Assets as contemplated hereby). Each of Seller and any Asset Seller has the legal right to purchase or own assets of each type included in the Eligible Assets and to own, sell and grant a lien on all of its right, title and interest in and to the Eligible Assets. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement or any other Facility Agreement, other than consents, approvals and filings that have been obtained or made and remain in full force and effect and except for filings and recordings to be made in connection with the Liens created pursuant to the Facility Agreements.

            (e) No Breach. Neither (a) the execution and delivery of the Facility Agreements nor (b) the consummation of the transactions therein contemplated to be entered into by Seller in compliance with the terms and provisions thereof will conflict with, or result in a breach of, the organizational documents of Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which Seller is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Facility Agreements) upon any Property of Seller, pursuant to the terms of any such agreement or instrument.

            (f) Agreements. Seller is not a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition. Seller is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture to which Seller is a party or by which Seller or its assets or property is bound, which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller, taken as a whole. No holder of any indebtedness of Seller has given notice of any asserted default thereunder.

            (g) Acting as Principal. Seller will engage in all Transactions hereunder as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

            (h) Solvency. Neither the Facility Agreements nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller's creditors. The transfer of the Mortgage Assets subject hereto and the obligation to repurchase such Mortgage Assets is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors. As of the Repurchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Mortgage Assets pursuant hereto and the obligation to repurchase such Mortgage Asset (i) will not cause Seller to become insolvent, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller's ability to pay as the same mature. Seller received reasonably equivalent value and fair consideration in exchange for the transfer and sale of the Purchased Assets and Collateral subject hereto.

            (i) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Facility Agreements.

            (j) Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Facility Agreements applicable to it to which it is a party.

            (k) No Defaults. No Default or Event of Default has occurred and is continuing hereunder.

            (l) Legal Name; Organizational Identification Number; Notice Address; Jurisdiction of Organization; Location of Books and Records. Seller's exact legal name is Winston Finance Partners LLC. Seller's tax identification number is 75-3132178. Seller will promptly notify Buyer of any change in such organizational number. On the date of this Agreement, Seller's principal place of business is located at 2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608. Seller's jurisdiction of incorporation is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its principal place of business. Seller has no trade name. During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

            (m) Financial Statements. Seller has heretofore furnished to Buyer a true, correct and complete copy of (a) the audited consolidated statements of income and statements of changes in cash flow of Winston and its consolidated Subsidiaries for the year ended December 31, 2003 and balance sheets as of the end of such year, (b) unaudited consolidated statements of income and statements of changes in cash flow for Winston and its consolidated Subsidiaries for the quarter ended June 30, 2004 and balance sheets as of the end of such quarter. Such financial statement fairly presents, in all material respects, the financial position of Winston and its consolidated Subsidiaries, as of such date in accordance with GAAP applied on a consistent basis.

            (n) Single Purpose Entity; Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any. Seller is a Single Purpose Entity and has conducted no business prior to the date hereof.

            (o) No Act of Insolvency. No Act of Insolvency has ever occurred with respect to Seller or any Asset Seller.

            (p) Litigation. There is no action, suit, arbitration, investigation (including, without limitation, any of the foregoing which is pending or to the best of Seller's knowledge threatened) affecting Seller or affecting any of the Property of Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of this Agreement, any Transaction, Transaction Request, Confirmation or other Facility Agreement or any action to be taken in connection with Seller's obligations under the Facility Agreements,
(ii) makes a claim or claims in an aggregate amount greater than Two Hundred Fifty Thousand and No/100 ($250,000.00), or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

            (q) Margin Regulations. Neither any Transaction hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X.

            (r) Taxes. Seller and the parent of any consolidated tax filing group of which Seller is a member has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes or assessments as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

            (s) Investment Company Act. Seller is not an "investment company", or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            (t) Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements, if any, under which Purchased Assets are serviced and to the Actual Knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, no default or event of default exists thereunder.

            (u) True and Complete Disclosure. To the Actual Knowledge of Seller, the information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Agreements or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Assets), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Facility Agreements and the transactions contemplated hereby (other than with respect to the Mortgage Assets) and thereby will, to the Actual Knowledge of Seller, be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Agreements or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

            (v) ERISA. Each Plan to which Seller makes direct contributions, and, to the knowledge of Seller, each other Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. The Seller has not established any Multiemployer Plan pursuant to ERISA, the Code or any other Federal or State Law.

            (w) Plan Assets. Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not "plan assets" within the meaning of 29 CFR Section 2510.3-101 in Seller's hands.

            (x) No Reliance. Seller has made its own independent decisions to enter into the Facility Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

            (y) Compliance with Anti-Money Laundering Laws. To the Actual Knowledge of Seller, Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); Seller has established an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Borrower and the origin of the assets used by the said Borrower to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Borrower for purposes of the Anti-Money Laundering Laws.

            (z) Insurance. As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, Seller has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 4, which insurance meets the requirements of
Section 10.01(aa) of this Agreement.

            (aa) Environmental Matters. As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, to the Actual Knowledge of Seller:

            (i) No properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former subsidiaries or predecessors thereof (the "Subject Properties"), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability to Seller under, Environmental Laws;

            (ii) Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

            (iii) Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor is any such notice being threatened or will any such notice be received.

            (iv) Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has any of them generated, treated, stored or disposed of at, on or under any of the Subject Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

            (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

            (vi) There has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably could be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

            (vii) Each of the representations and warranties set forth in the preceding clauses (i) through (vi) is true and correct with respect to each parcel of real property owned or operated by Seller.

            (bb) Purchased Assets.

            (i) Each Purchased Asset conforms to the applicable representations and warranties set forth in Schedule 1 attached hereto, except as may otherwise be acknowledged and agreed to in writing by Buyer in the relevant Confirmation. It is understood and agreed that the representations and warranties set forth in Schedule 1 hereto shall survive delivery of the respective Mortgage Asset File to Buyer or its designee (including the Custodian). With respect to each Purchased Asset, all of the documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Buyer or the Custodian on its behalf. Except as otherwise acknowledged and agreed to in writing by Buyer, Seller has delivered to the Custodian a complete, true and accurate Mortgage Asset File with respect to each Purchased Asset.

            (ii) Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets were free and clear of any Lien, encumbrance or impediment to transfer (including any "adverse claim" as defined in Section 8-102(a)(1) of the UCC), and Seller is the sole record and beneficial owner of and has good and marketable title to, and the right to sell and transfer, and has satisfied any and all conditions to transfer, such Purchased Assets to Buyer. Upon payment of the Purchase Price and the filing of the financing statements and delivery of the Purchased Asset Files to the Custodian, Buyer shall be the owner of such Purchased Assets free of any adverse claims, except those arising under any of the Facility Agreements. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and all of the other Collateral and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets and all of Seller's rights in the other Collateral.

            (iii) Except as a result of entry into this Agreement or as may be contemplated by the Facility Agreements, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller or any of its Affiliates for a purchase, sale or issuance, in connection with the Purchased Assets, (i) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller or Asset

      Seller (contingent or otherwise) to purchase, redeem, make further advances or otherwise acquire any securities or any interest therein or to pay any dividend.

            (iv) Each Mortgage Asset File delivered by Seller represents a true and correct copy of the documents contained therein and each Seller Asset Schedule, together with all other information contained therein prepared by Seller or its Affiliates and delivered by Seller to Buyer immediately prior to the Purchase Date, is true and correct and conforms in all material respects to the preliminary diligence materials previously provided to Buyer and pursuant to which Buyer has elected to enter into the Transaction.

            (v) Upon receipt by Custodian of each Mezzanine Note, Junior Interest Note or Junior Participation Interest Certificate endorsed in blank by a duly authorized officer of Seller and payment of the purchase price for the Purchased Asset either a purchase shall have been completed by Buyer of such Mezzanine Note, Junior Interest Note or Junior Participation Interest Certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Collateral described therein.

            (vi) Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the "investment property" and all "deposit accounts" (each as defined in the Uniform Commercial
      Code) comprising Collateral; provided that, except with respect to the Collection Account or the Margin Account, Buyer's security interest shall be junior in priority to, or pari passu with, any Lien in any deposit account granted to the lender(s) of the Allocated Underlying Debt.

            Section 9.02 Remedy. Upon a determination that any of the foregoing representations has been breached (which breach shall occur regardless of any qualification in the particular representation relating to the Actual Knowledge of any Person), a Repurchase Date for all affected Purchased Assets shall occur.

                                   ARTICLE X

                               COVENANTS OF SELLER

            Section 10.01 Covenants of Seller.On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

            (a) Financial Statements. Seller shall deliver to Buyer, with a copy to Situs:

            (i) as soon as available and in any event within fifty (50) days after the end of each fiscal quarter of Winston and Seller, (A) the unaudited consolidated balance sheets of Winston and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Winston and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, and (B) the unaudited balance sheet of Seller as at the end of such period and the related unaudited statements of income and retained earnings and of cash flows for Seller for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of Winston and its consolidated Subsidiaries and the financial condition and results of operations of Seller, each in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

            (ii) as soon as available and in any event within one hundred twenty
      (120) days after the end of each fiscal year of Winston and Seller, (A) the audited consolidated balance sheets of Winston and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Winston and its consolidated Subsidiaries for such year, and (B) the audited consolidated balance sheet of Seller as at the end of such fiscal year and the related statements of income and retained earnings and of cash flows for Seller for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Winston and its consolidated Subsidiaries and the financial condition and results of operations of Seller as at the end of, and for, such fiscal year in accordance with GAAP;

            (iii) with respect to each Purchased Asset, as soon as available, but in any event not later than (60) days after the end of each fiscal quarter of Seller, the occupancy statement for each Underlying Property and a report detailing projections of Seller of the protective advances with respect to such Purchased Asset for the following six (6) month period;

            (iv) with respect to each Purchased Asset to the extent received by Seller from the obligor under any Purchased Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof,
      (A) the annual balance sheet of such obligor and (B) a copy of any asset reports and/or projections with respect to the Underlying Property prepared by such obligor for any of its lenders;

            (v) with respect to each Purchased Asset, as soon as available but in any event not later than thirty (30) days after receipt thereof, (i) the related monthly securitization report, if any, and (ii) within thirty
      (30) days after the end of each month, a copy of the standard monthly exception report, prepared by Seller in the ordinary course of its business in respect of the related Purchased Asset or Underlying Property;

            (vi) from time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request; and

            (vii) as soon as reasonably possible, and in any event within thirty
      (30) days after a Responsible Officer of Seller knows, or with respect to any Plan to which Seller makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

                  (A) any Reportable Event, or and any request for a waiver
            under Section 412(d) of the Code or any successor provision thereof for any Plan;

                  (B) the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

                  (C) the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan; and

                  (D) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof.

            (b) Certificates; Other Information. Seller shall furnish to Buyer, with a copy to Situs:

            (i) concurrently with the delivery of the financial statements referred to in Section 10.01(a) above and with the delivery of each Confirmation, a certificate of a Responsible Officer stating that, to the actual knowledge of such Responsible Officer, after due inquiry, Seller during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied every material condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no actual knowledge of any Default or Event of Default except as specified in such certificate;

            (ii) as soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of Seller, a copy of the projections of Seller of the operating budget and cash flow budget of Seller for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;

            (iii) promptly upon receipt thereof, copies of all reports submitted to Seller by independent certified public accountants in connection with each annual, interim or special audit of the books and record of Seller made by such accountants, including, without limitation, any management letter commenting on Seller's internal controls submitted by such accountants to management in connection with their annual audit;

            (iv) within fifty (50) days of the end of each calendar quarter, Seller shall provide Buyer with a quarterly report, which report shall include, among other items, a summary of such Seller's delinquency and loss experience with respect to Mortgage Assets owned by Seller or its Affiliates, operating statements and the occupancy status of each Underlying Property, rent rolls and other property level information, plus any such additional reports as Buyer may reasonably request with respect to Seller or any Servicer's servicing portfolio or pending originations of Mortgage Assets;

            (v) within fifteen (15) days after the same are sent, copies of all financial statements and reports which Winston sends to its stockholders, and within fifteen (15) days after the same are filed, copies of all financial statements and reports which Winston may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

            (vi) no later than the 20th day of each month, with respect to each Purchased Asset, a Purchased Asset Data Summary, substantially in the form of Exhibit VIII, properly completed;

            (vii) with respect to any Purchased Asset, as soon as available but in any event not later than fifteen (15) days after receipt thereof by Buyer, copies of all franchise inspection reports and property improvement plans for the Underlying Property;

            (viii) as soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Seller, a Smith Travel Research Report for each Underlying Property relating to any Purchased Asset;

            (ix) Asset Seller's or Seller's internal risk rating or surveillance results for the Purchased Asset and Underlying Property; and

            (x) promptly, such additional financial and other information as Buyer may from time to time reasonably request.

            (c) Litigation. Seller will promptly, and in any event within ten
(10) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or any of its Affiliates or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

            (d) Security Interest. Seller (1) shall defend the right, title and interest of Buyer in and to the Purchased Assets, and other Collateral against, and take such other action as is reasonably necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer's reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest under the laws of any applicable jurisdiction in the Purchased Assets and other Collateral if such Transactions are recharacterized as secured financings.

            (e) Preservation of Purchased Assets. Seller shall do all things necessary to preserve the Purchased Assets and the other Collateral so that they remain subject to a first priority perfected security interest of Buyer hereunder; provided that any such security interest shall be junior in priority to, or pari passu with, any Liens granted to the senior lender(s) of the Allocated Underlying Debt. Without limiting the foregoing, Seller will cause the Purchased Assets and the related Collateral to comply with all applicable rules, regulations and other laws. Notwithstanding the assignment of the Mortgage Asset File with respect to each Purchased Asset to Buyer, Seller agrees and covenants with Buyer to enforce diligently on Seller's behalf Seller's rights and remedies set forth in the documents constituting the Mortgage Asset File. Neither Seller nor Servicer will allow any default for which it is responsible to occur under any Purchased Assets or the related Collateral or any Facility Agreement and each of them shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the related Collateral and any Facility Agreement.

            (f) Further Assurances. At any time from time to time upon the request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder under the laws of any applicable jurisdiction and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Purchased Assets and/or other Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly delivered to Buyer, duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

            (g) Mortgage Asset File; Seller Asset Schedule. In the event that, after the date of delivery of any Mortgage Asset File or Seller Asset Schedule by Seller to Buyer under this Agreement, Seller shall discover that such Mortgage Asset File or Seller Asset Schedule or any information contained therein is not true, correct and complete in any material respect, Seller shall promptly notify Buyer in writing, specifying the nature of such false, incorrect or incomplete information and supplying Buyer and Custodian with any missing or corrected information.

            (h) Records. Seller shall, or shall cause a Servicer on behalf of Seller to, collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets and other Collateral in accordance with industry custom and practice for assets similar to the Purchased Assets and all such Records shall be in Custodian's possession unless

Buyer otherwise approves. Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian's possession, except for individual items removed in connection with servicing a specific Purchased Asset, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller or a Servicer on behalf of Seller will maintain any such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

            (i) Existence, etc. Seller will:

            (i) continue to engage in business of the same general type as now conducted by it and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

            (ii) keep adequate records and books of account concerning the Purchased Assets, in which full, true and complete entries will be made in accordance with GAAP consistently applied and which shall clearly reflect the transfer of the Purchased Assets to Buyer;

            (iii) not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 9.01(l) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer twenty (20) days' prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder; and

            (iv) permit representatives of Buyer, upon reasonable notice (unless a Default shall have occurred and be continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy (at Buyer's expense) and make extracts from its books and records, to inspect any of its Property, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

            (j) Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets or acquire or form any Subsidiaries.

            (k) Taxes. Seller shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

            (l) Reserved.

            (m) Delivery of Annual Good Standing Certificate. Seller shall deliver to Buyer on or before each anniversary of the date of this Agreement, a certified copy of a good standing certificate of Seller, dated as of no earlier than the date ten (10) Business Days prior to such anniversary date.

            (n) Margin Deficit. If at any time there exists a Margin Deficit Seller shall cure same in accordance with Section 4.01.

            (o) Notices. Seller shall notify Buyer in writing:

            (i) promptly upon receipt by Seller of notice or knowledge of the occurrence of any Default or Event of Default;

            (ii) with respect to any Purchased Asset, promptly upon receipt by Seller, of any principal prepayment (in full or partial) of such Purchased Asset;

            (iii) with respect to any Purchased Asset, promptly upon receipt of notice or knowledge by or of Seller, that the Underlying Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Asset Value of such Purchased Asset;

            (iv) promptly upon receipt of notice or knowledge by or of Seller, of (i) any material default related to any Collateral, (ii) any Lien or security interest on, or claim asserted against, any Collateral or (iii) any event or change in circumstances that would reasonably be expected to have a Material Adverse Effect;

            (v) promptly upon any material change in the market value of any or all of Seller's assets that could reasonably be expected to have a Material Adverse Effect; and

            (vi) promptly upon the occurrence of any event or change in circumstances which would reasonably be expected to result in a Material Adverse Change with respect to Servicer or Winston.

Each notice delivered pursuant to this Section shall include a statement of a Responsible Officer of Seller setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

            (p) Transactions with Affiliates. Seller may enter into any transaction with an Affiliate; provided that such transaction is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided, further, that in no event shall Seller transfer to Buyer hereunder any Mortgage Asset acquired by Seller from any Asset Seller unless a True Sale Opinion has been delivered to Buyer prior to such sale.

            (q) Limitation on Liens. Immediately upon notice to Seller of a Lien or any circumstance which could give rise to a Lien (other than in favor of Buyer) on the Collateral, Seller will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral (other than any security interest created under this Agreement), and Seller will defend the right, title and interest of Buyer in and to any of the Collateral against the claims and demands of all persons whomsoever.

            (r) Limitations on Guarantees. Seller shall not create, incur, assume or suffer to exist any Guarantees.

            (s) Limitation on Distributions. Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

            (t) Maintenance of Liquidity.

            (i) Seller shall not permit the sum of (x) the amount of cash from time to time on deposit in the Margin Account (in addition to any amounts necessary to cure any Margin Deficit) plus (y) the aggregate deemed Purchase Price of all Additional Assets delivered as Margin Collateral pursuant to Section 4.01 (in addition to any amounts necessary to cure any Margin Deficit) plus (z) subject to clause (ii) below, funds available to be drawn by Buyer under a Letter of Credit to be less than the greater of
      (A) Five Million and No/100 Dollars ($5,000,000.00) or (B) an amount equal to the amount necessary to pay the Price Differential under this Agreement and any required protective advances on the Mortgage Assets for a period of not less than six (6) months, as reasonably determined by Seller in good faith (such greater amount, the "Liquidity Amount").

            (ii) If Seller elects to satisfy the Liquidity Amount through the delivery to Buyer of a Letter of Credit, such Letter of Credit must satisfy each of the conditions described in the definition thereof in this Agreement. If at any time the expiry date of any Letter of Credit used to satisfy the Liquidity Amount is within thirty (30) days and Seller has failed to extend, renew or replace same or if at any time the bank issuing such Letter of Credit shall provide any notice that such Letter of Credit will not be renewed or extended, Buyer shall have the right to immediately draw down the same in part or in full and deposit such drawn funds into the Margin Account to be held as the Liquidity Amount. If at any time the long term unsecured debt rating from the Rating Agencies for the bank issuing any Letter of Credit is downgraded below A- or its equivalent, then Buyer shall have the right, after ten (10) Business Days notice to Seller of such downgrade, to draw down such Letter of Credit in part or in full and deposit such drawn funds into the Margin Account, to be held as the Liquidity Amount. Seller shall have the right, from time to time, to
      (A) provide Buyer with a replacement Letter of Credit satisfying the requirements of the definition thereof in this Agreement, or (B) substitute cash or Additional Assets to satisfy the Liquidity Amount as provided in the foregoing clause (i) and, in each such case, Buyer shall promptly return to Seller (A) the applicable original Letter of Credit being so replaced and held by Buyer, or (B) if any funds have been drawn against such Letter of Credit by Buyer and are then held in the Margin Account, all funds so drawn, to the extent not applied to satisfy obligations of Seller.

            (u) Servicer; Servicing Tape. Seller shall cause each Servicer and Primary Servicer to provide to Buyer and to Custodian via Electronic Transmission (with a copy to Situs), a remittance report on a monthly basis by no later than the 12th day of each month (the "Reporting Date") containing servicing information, including without limitation those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Assets serviced hereunder by Seller or any Servicer or by any Primary Servicer for the month (or any portion thereof) prior to the Reporting Date (such remittance report, an "Asset Tape"). Seller shall not cause the Mortgage Assets to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.

            (v) Required Filings. Seller shall promptly provide Buyer with copies of all material documents which Seller or any Subsidiary of Seller is required to file with any regulatory body in accordance with its regulations.

            (w) Remittance of Prepayments. Seller shall remit or cause to be remitted to Buyer, with sufficient detail via Electronic Transmission to enable Buyer to appropriately identify the Mortgage Asset to which any amount remitted applies, all full or partial principal prepayments on any Purchased Asset that Seller or Servicer has received no later than one (1) Business Day following the date such prepayment was received.

            (x) Performance of Facility Agreements. Each of Seller shall observe, perform and satisfy in all material respects all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Facility Agreements. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets, the Purchased Assets and the other Collateral that, in each case, in any manner would create any lien or charge upon the Purchased Assets and other Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

            (y) Inconsistent Agreements. Seller shall not directly or indirectly, enter into any material agreement containing any material provision which would be violated or breached by any Transaction hereunder or by the performance by Seller of its obligations under any Facility Agreement.

            (z) Separateness; Single Purpose. Seller hereby represents, warrants and covenants to and with Buyer that as of any Purchase Date of any Purchased Assets by Buyer from Seller and any Transaction with respect thereto and as of the date of this Agreement and at all times while this Agreement is in full force and effect and any Transaction shall remain outstanding as between Buyer and Seller:

            (i) it is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due;

            (ii) it has complied and will comply with the provisions of its organizational documents and will not amend, alter or modify the definition of "Independent Manager" as set forth in Seller's Limited Liability Company Agreement (which shall be the same as the definition of such term in this Agreement) and will not amend, alter or modify the provisions of Sections 2, 5, 10, 11, 14, 17, 18 or 19 of such Limited Liability Company Agreement without the prior written consent of Buyer;

            (iii) it has done or caused to be done and will, to the extent under its control, do all things necessary to observe limited liability company formalities and to preserve its separate existence;

            (iv) it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own federal and state tax returns, if any, which are required by applicable law (except that, for accounting and reporting purposes, Seller may be included in the consolidated financial statements of an equity owner of Seller in accordance with GAAP provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller's assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on Seller's own separate balance sheet), except to the extent that Seller, Parent and/or Winston file consolidated tax returns or to the extent Seller is treated as a division of another taxpayer or a disregarded entity for tax purposes, and Seller will pay any taxes so required to be paid under applicable law;

            (v) it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (except for consolidated financial statements and tax returns as set forth in (iv) above), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name (or any trade name that will not be reasonably likely to cause confusion as to its separate existence), and shall not identify itself or any of its Affiliates as a division or part of the other (except for consolidated financial statements and tax returns as set forth in (iv) above);

            (vi) at all times it will have a Board of Managers composed differently than any other Person and will have at least one (1) Independent Manager;

            (vii) it has not owned, does not own and will not own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Transactions and any proceeds of the foregoing or any other property contemplated by this Agreement and has and will hold title to its assets in its own name;

            (viii) it has not engaged and will not engage, directly or indirectly, in any business other than the acquisition, ownership, financing and disposition of the Purchased Assets in accordance with the applicable provisions of the Facility Agreements or any other transactions contemplated by this Agreement or the other Facility Agreements;

            (ix) other than any Purchase Agreement, it has not entered into, and will not enter into, any contract, agreement or other arrangement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm's length basis with Persons other than such Affiliate and it will maintain an arm's length relationship with its Affiliates and any party furnishing services to it;

            (x) it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Facility Agreements and (B) unsecured trade payables, in an aggregate amount not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) at any one time outstanding, not evidenced by a promissory note or other instrument and incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided that any such trade payables incurred by Seller shall be paid within 120 days of the date incurred;

            (xi) it has not made and will not make any loans or advances to any other Person, has not and will not incur, create or assume any indebtedness other than as expressly permitted by the Facility Agreements, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than as contemplated by the Facility Agreements) or any other Person;

            (xii) to the fullest extent permitted by law, it will not engage in or seek or consent to any dissolution, winding up, liquidation, consolidation, merger or sale or transfer of all or substantially all of its assets except as expressly permitted pursuant to any provision of the Facility Agreements, and it will not seek its dissolution, liquidation or winding up, in whole or in part;

            (xiii) it will not commingle its funds or other assets with those of any of its Affiliates or any other Person and has paid and will pay its own liabilities only out of its own funds;

            (xiv) it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

            (xv) it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person, has not assumed or guaranteed and will not assume or guarantee and has not become and will not become obligated for the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person; provided that this provision shall not be deemed to prohibit indemnification and contribution agreements by Seller and its Affiliates entered into under this Agreement or any other Facility Agreement;

            (xvi) it will not take any of the following actions: (A) permit its member to dissolve or liquidate Seller, in whole or in part; (B) consolidate or merge with or into any other entity (where such member is not the surviving entity) or convey or transfer all or substantially all of its properties and assets to any entity; or (C) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing;

            (xvii) it has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, ownership, financing and disposition of the Purchased Assets or as may be contemplated by the Facility Agreements;

            (xviii) it has conducted and shall conduct its business, in all material respects, consistent with the requirements of being a Single Purpose Entity;

            (xix) it shall maintain a sufficient number of employees (which may be zero) for its contemplated business and pay the salaries of its own employees, if any;

            (xx) it has allocated and will allocate fairly and reasonably, and has paid and will pay its share of, any overhead expenses and other common expenses for shared office space and facilities, goods or services provided to multiple entities;

            (xxi) it has and will maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

            (xxii) it will not pledge any of its assets for the benefit of any other Person, except as otherwise contemplated or permitted by the Facility Agreements;

            (xxiii) it will not engage in any transaction with any Affiliate involving any intent to hinder, delay or defraud any entity;

            (xxiv) except as provided in the Facility Agreements, it will deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name; and

            (xxv) it will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

            (aa) Maintenance of Property; Insurance. Seller shall keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to Buyer, upon written request, full information as to the insurance carried.

            (bb) Compliance with Laws. Seller shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

            (cc) ERISA. Seller shall comply in all material respects with all requirements of ERISA applicable with respect to each Plan.

            (dd) Investments. Neither Seller nor any of its Affiliates shall acquire or maintain any right or interest in any Purchased Asset or Underlying Property that is senior to the rights and interests of Buyer therein under this Agreement and the other Facility Agreements.

            (ee) REIT Status. Winston shall at all times maintain its status as a REIT and Seller shall at all times qualify as either a "qualified REIT subsidiary" or as a "disregarded entity" under Treas. Reg. section 301.7701-4.

            (ff) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

                                   ARTICLE XI

                           EVENTS OF DEFAULT; REMEDIES

            Section 11.01 Events of Default. If any of the following events (each, an "Event of Default") occur, Seller and Buyer shall have the rights set forth in Section 11.02, as applicable:

            (a) Seller shall default in the payment of any Repurchase Price when due or any Price Differential or other amount under Section 5.03 when due (whether on any Payment Date, Repurchase Date, upon acceleration, at mandatory or optional prepayment, or otherwise); or

            (b) Seller shall fail to cure any Margin Deficit in accordance with the provisions of, and within the timeframes specified in, Section 4.01 or shall fail to maintain the Liquidity Amount as provided in Section 10.01(t); or

            (c) Seller shall default in the payment of any other amount payable by it hereunder or under any other Facility Agreement after written notification by Buyer of such default, and such default shall have continued unremedied for two (2) Business Days after receipt of written notice thereof from Buyer; or

            (d) any representation, warranty or certification made or deemed made herein or in any other Facility Agreement by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any material information with respect to the Mortgage Assets furnished in writing by or on behalf of Seller shall (without regard to any qualification limiting such representation to a Person's Actual Knowledge) prove to have been false or misleading as of the time made or deemed to be made in any material respect (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining whether any Mortgage Asset is an Eligible Asset, the existence of any Margin Deficit, and the Asset Value of any Purchased Asset, unless (i) Seller shall have made any such representations and warranties with Actual Knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

            (e) Seller shall fail to comply with the requirements of Sections 10.01(c) through 10.01(ff), or (except as otherwise set forth in Sections 11.01(a), 11.01(b), 11.01(c) or 11.01(d)) Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Facility Agreement and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days after Actual Knowledge by Seller or receipt of written notice from Buyer; or

            (f) a final judgment or judgments for the payment of money in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate shall be rendered against Seller, Parent or Winston by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty
(30) days from the date of entry thereof ; or

            (g) any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, Parent or Servicer (but only if Servicer is an Affiliate of Winston), or shall have taken any action to displace the management of Seller, Parent or Servicer (but only if Servicer is an Affiliate of Winston) or to curtail its authority in any material respect in the conduct of the business of Seller, Parent or Servicer (but only if Servicer is an Affiliate of Winston), or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Parent or Servicer (but only if Servicer is an Affiliate of Winston) thereof as an issuer, buyer or a seller/servicer of Purchased Assets or securities backed thereby, and such action provided for in this subparagraph (g) shall not have been discontinued or stayed within thirty (30) days; or

            (h) Seller's and/or Winston's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Winston (or any of its consolidated Subsidiaries) as a "going concern" or a reference of similar import; or

            (i) an Act of Insolvency shall have occurred with respect to Seller, Parent or Winston; or

            (j) an officer of Seller shall admit its inability to, or its intention not to, perform any of Seller's obligations hereunder or under any other Facility Agreement; or

            (k) Seller shall fail to transfer any Purchased Assets to Buyer on the applicable Purchase Date (provided that Buyer has tendered the related Purchase Price); or

            (l) any assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer; or

            (m) the occurrence of an "Event of Default" under, and as defined in, any Servicing Agreement; or

            (n) the Custodial Agreement or any other Facility Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller; or

            (o) Seller shall grant, or suffer to exist, any Lien on any item of Collateral (except any Lien in favor of Buyer); or the Collateral shall not have been sold to Buyer, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Collateral in favor of Buyer or shall be Liens in favor of any Person other than Buyer; provided that, to the extent any Lien relates to any Underlying Property, such Lien shall be junior in priority to, or pari passu with, any Liens granted to the senior lender(s) of the Allocated Underlying Debt; or

            (p) Seller shall be in default under (i) any Indebtedness of Seller which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00); (ii) any other material contract to which Seller is a party which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is at least Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or (iii) at any time that Seller is a directly or indirectly wholly-owned or majority-controlled Subsidiary of Winston, any arrangement between Winston or an Affiliate of Winston on the one hand and Buyer or an Affiliate of Buyer on the other hand; or

            (q) any Material Adverse Change shall occur with respect to Seller, in each case as determined by Buyer in its sole discretion, or any other condition shall exist which, in Buyer's sole discretion, constitutes a material impairment of Seller's ability to perform its obligations under this Agreement or any other Facility Agreement; or

            (r) (i) Seller or an ERISA Affiliate shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any

Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

            (s) the occurrence of a Change in Control; or

            (t) if Seller shall breach or fail to perform in any material respect any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of "Event of Default", and such breach or failure to perform is not remedied within thirty (30) days after notice thereof to Seller.

            Section 11.02 Remedies. (a) If an Event of Default shall have occurred and be continuing, the following rights and remedies are available to Buyer.

            (i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Buyer shall (except upon the occurrence of an Act of Insolvency of Seller) give notice to Seller of the exercise of such option as promptly as practicable.

            (ii) If Buyer exercises or is deemed to have exercised the option referred to in Section 11.02(a)(i),

                  (A) (i) Seller's obligations in such Transactions to
            repurchase all Purchased Assets, at the Total Repurchase Price therefor on the Repurchase Date, and to pay all other amounts owed by Seller hereunder, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer's sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owed by Seller hereunder, and
            (iii) Seller shall immediately deliver to Buyer any Mortgage Asset Files that relate to any Purchased Assets then in Seller's possession or control;

                  (B) from and after the exercise or deemed exercise of such option, to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be determined by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the

            Repurchase Price pursuant to Section 11.02(a)(v), and (iii) any amounts applied to the Repurchase Price pursuant to Section 11.02(a));

                  (C) all Income actually received by Buyer pursuant to Section
            5.01 (excluding any Late Payment Fees paid pursuant to Section 3.06(a)) shall be applied to the aggregate unpaid Repurchase Price owed by Seller; and

            (iii) Buyer shall be entitled to retain any cash or Additional Assets delivered by Seller to Buyer in satisfaction of the Liquidity Amount or, if a Letter of Credit has been delivered to Buyer in satisfaction of the Liquidity Amount, to immediately draw upon the full amount of such Letter of Credit and to immediately apply such cash, Additional Assets or Letter of Credit proceeds to any outstanding Obligations hereunder.

            (iv) Upon the occurrence and during the continuance of one or more Events of Default, Buyer shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of the Servicing Records (subject to the provisions of the Custodial Agreement) and any and all Records and files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files relating to the Purchased Assets) which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request and Buyer shall have the right to appoint any Person to act as Servicer for the Purchased Assets. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Facility Agreements.

            (v) At any time on the Business Day following written notice to Seller (which notice may be the written notice given under Section 11.02(a)(i)), in the event Seller has not repurchased all Purchased Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder or
      (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Any disposition of Purchased Assets and/or other Collateral as described above may be, at Buyer's option, on either a servicing released or a servicing retained basis. Buyer shall not be required to give any warranties as to the Purchased Assets and/or other Collateral with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets and/or other Collateral. The foregoing procedure for disposition of the Purchased Assets and liquidation of the Collateral shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets or other Collateral or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets and/or other Collateral, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Assets in one or more pools for issuance of securities at the then prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Purchased Assets individually for the prevailing price.

            (vi) Buyer shall apply any proceeds from the liquidation of the Purchased Assets and other Collateral to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

            (vii) The parties recognize that it may not be possible to sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner, because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that, upon five (5) Business Days prior written notice to Seller, liquidation of the Purchased Assets does not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner.

            (viii) Seller agrees that Buyer may seek to obtain an injunction or an order of specific performance to compel Seller to fulfill any of its obligations as set forth in Article XII, if Seller fails or refuses to perform its obligations as set forth therein.

            (ix) Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses, including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and
      (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

            (x) Buyer shall have, in addition to its rights and remedies under the Facility Agreements, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller or any of their Affiliates. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller's obligations to Buyer without prejudice to Buyer's right to recover any deficiency.

            (b) Buyer may exercise one or more of the remedies available to Buyer immediately upon and during the continuance of an Event of Default and, except to the extent provided in Sections 11.02(a)(i) and 11.02(a)(v), at any time thereafter without notice to Seller.

All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

            (c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's-length.

            (d) Subject to the notice and grace periods set forth herein, each party to this Agreement may exercise any or all of the remedies available to such party immediately upon the occurrence of an Event of Default and at any time during the continuance thereof without prior notice to the other parties hereto. Except as expressly provided herein, all rights and remedies arising under the Facility Agreements, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which each party to this Agreement may have. Except as expressly provided herein, no modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Facility Agreement, nor consent to any departure by any party to this Agreement therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any party to this Agreement, shall entitle such party to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of any party to this Agreement in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Facility Agreement shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by purchasing any Purchased Asset under this Agreement on any Purchase Date, Buyer shall not be deemed to have waived any right to assert any Default, Event of Default or breach by Seller of any term, condition, covenant, representation or warranty under this Agreement or any Facility Agreement, notwithstanding that such Default, Event of Default or breach may have arisen prior to such Purchase Date.

            (e) To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer's rights hereunder. Interest on any sum payable by Seller to Buyer under this
Section 11.02(d) shall be at a rate equal to the Post-Default Rate.

            (f) Upon the occurrence of an Event of Default, Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Seller shall pay all reasonable costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

            Section 11.03 Continuing Event of Default. An Event of Default with respect to Seller shall be deemed to be continuing unless expressly waived by Buyer in writing.

                                   ARTICLE XII

                                    SERVICING

            Section 12.01 Servicing Agreement. Seller and Buyer shall contract with Servicer to service the Purchased Assets pursuant to the Servicing Agreement, consistent with the degree of skill and care that Seller or Asset Seller customarily requires with respect to similar Mortgage Assets owned or managed by it and in accordance with Accepted Servicing Practices. The Servicing Agreement shall require, inter alia, that: Servicer (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Assets or any payment thereunder. Seller hereby irrevocably assigns to Buyer and Buyer's successors and assigns all right, title and interest of Seller in, to and under, and the benefits of, the Servicing Agreement and any Primary Servicing Agreement applicable to the Mortgage Assets.

            Section 12.02 Servicing Records.

            (a) Upon purchase of an Eligible Asset, Buyer shall become the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Asset (the "Servicing Records"). Seller and Servicer covenant to safeguard all Servicing Records (as defined below) and to deliver them promptly to Buyer or its designee at Buyer's request.Section 12.03 Servicing Transfer.

            (a) Seller agrees that no Person shall assume the servicing obligations with respect to the Mortgage Assets as successor to the Servicer unless such successor is approved in writing by Buyer (which approval shall not be unreasonably withheld or delayed) prior to such assumption of servicing obligations. Buyer hereby agrees that upon the repurchase of a Mortgage Asset, Buyer shall assign to Seller all right, title and interest of Seller in, to and under, and the benefits of, any Servicing Agreement with respect to such Mortgage Asset.

            (b) Upon the occurrence of any of (i) a Default or Event of Default hereunder, (ii) an event of default under the Servicing Agreement, or (iii) a Material Adverse Change with respect to Servicer, Winston or any Affiliate thereof, Buyer shall have the right to immediately terminate the Servicer's right to service the Purchased Assets without payment of any penalty or termination fee. Seller and Servicer shall cooperate in transferring, at Seller's expense, the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its sole discretion.

            Section 12.04 Modification.After the Purchase Date, until the repurchase of any Mortgage Asset, neither Seller nor Servicer will have any right to modify, waive, amend or otherwise alter the terms of such Mortgage Asset.

            Section 12.05 Inspection.Seller and Servicer shall permit Buyer to inspect Seller's or its Affiliate's servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Mortgage Assets as provided in this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            Section 13.01 Indemnification and Expenses. (a) Seller agrees to hold Buyer and its Affiliates and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may at any time be imposed on or incurred by any Indemnified Party (including counsel's fees and disbursements) (collectively, "Costs"), relating to or arising out of this Agreement, any other Facility Agreement or any Transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Agreement or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party's gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Assets, whether relating to or arising out of any violation or alleged violation of any Environmental Law or otherwise, in each case, results from anything other than the Indemnified Party's gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Asset for any sum owing thereunder, or to enforce any provisions of any Mortgage Asset, Seller will save, indemnify and hold such Indemnified Party harmless from and against all Costs suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party's Costs incurred in connection with the enforcement or the preservation of Buyer's rights under this Agreement, any other Facility Agreement or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel.

            (b) Seller agrees to pay as and when billed by Buyer all out-of-pocket costs and expenses (including actual and reasonable legal fees and expenses) incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Facility Agreement or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation all fees, disbursements and expenses of counsel to Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Seller agrees to pay to Buyer a fee of Two Thousand Five Hundred and No/100 Dollars ($2,500.00) per Underlying Property to cover due diligence, inspection, appraisals, testing and review costs and expenses incurred by Buyer with respect to Mortgage Assets submitted by Seller for purchase under this Agreement which fee shall be payable on the Purchase Date of the relevant Purchased Asset and shall cover the costs and expenses incurred by Buyer pursuant to Sections 12.01 through 12.06 and Section 13.11 but shall not include any legal fees and expenses incurred by Buyer in connection therewith.

            Section 13.02 Fees.

            (a) Seller shall pay to Buyer a commitment fee equal to 1.50% of the Maximum Amount, payable on the date hereof.

            (b) On the first Business Day of each January, April, July, and October after the first Transaction under this Agreement, Seller shall pay to Buyer a fee equal to the product of (i) 0.50% and (ii) the difference between the Maximum Amount and the aggregate Purchase Price of all outstanding Transactions as of such Business Day.

            (c) With respect to each Mortgage Asset that is a Construction Loan, Seller shall pay to Buyer a funding fee equal to 1.00% of the Purchase Price of such Mortgage Asset.

            Section 13.03 Single Agreements. Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder, (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

            Section 13.04 Notices and Other Communications. Except as otherwise expressly permitted by this Agreement, any and all notices (with the exception of Transaction Requests or Confirmations, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

            If to Seller:

                     Winston Finance Partners LLC
                     2626 Glenwood Avenue, Suite 200
                     Raleigh, NC 27608
                     Attention: Joseph V. Green and Brent West
                     Fax Number: (919) 510-5251

            With a copy to:

                     Hunton & Williams LLP
                     1900 K Street, N.W.
                     Washington, DC 20006
                     Attention: Thomas F. Kaufman, Esq.
                     Fax Number: (202) 828-3718

            If to Buyer:

                     Marathon Structured Finance Fund, LP
                     461 Fifth Avenue, 11th Floor
                     New York, NY 10017
                     Attention: David Arzi
                     Fax Number: (212) 381-4496

            With a copy to:

                     Brown Raysman Millstein Felder & Steiner LLP
                     900 Third Avenue
                     New York, NY 10022
                     Attention: Jeffrey B. Steiner, Esq.
                     Fax Number: (212) 895-2900

            If to Situs:

                     The Situs Companies
                     4665 Southwest Freeway
                     Suite 200
                     Houston, Texas 77027
                     Attention: Ronny Hecht
                     Fax Number: (713) 626-7746

            Section 13.05 Entire Agreement; Severability. This Agreement together with the other Facility Agreements constitute the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

            Section 13.06 Terminability. Except as set forth below, this Agreement may be terminated by Seller upon giving thirty (30) days written notice to Buyer and, upon such termination, the Repurchase Date for each outstanding Transaction shall be the Facility Termination Date specified in such notice. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence and continuance of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of Seller under Section 13.01 shall survive the termination of this Agreement.

            Section 13.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            SECTION 13.08 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

            (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE RELATED DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF; TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM

OF MAIL), POSTAGE PREPAID, TO SELLER OR BUYER, AS APPLICABLE, AT ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

            (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT THE SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

            (E) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

            Section 13.09 No Waivers, Etc. No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

            Section 13.10 Intent. (a) The parties recognize that each Transaction is not a "Repurchase Agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the sub-limit of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition applicable), or a "Securities Contract" as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction would render such definition applicable).

            (b) It is understood that either party's right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 11.02 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

            (c) The parties agree and acknowledge that if a party hereto is an "Insured Depository Institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "Qualified Financial Contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

            (d) It is understood that this Agreement constitutes a "Netting Contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "Covered Contractual Payment Entitlement" or "Covered Contractual Payment Obligation", respectively, as defined in and subject to FDICIA

(except insofar as one or both of the parties is not a "Financial Institution" as that term is defined in FDICIA or regulations promulgated thereunder).

            Section 13.11 Periodic Due Diligence Review. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than three (3) Business Day's) prior notice unless an Event of Default shall have occurred and be continuing, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Asset Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Assets in the possession or under the control of Seller and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Asset Files and the Mortgage Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Assets from Seller based solely upon the information provided by Seller to Buyer in Seller Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Assets purchased in a Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Asset. Buyer may underwrite such Mortgage Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Mortgage Assets in the possession, or under the control, of Seller. Seller shall pay all out-of-pocket costs and expenses (including fees and expenses of counsel, if any) incurred by Buyer not exceeding Two Thousand Five Hundred and No/100 ($2,500.00) per Underlying Property in connection with Buyer's activities pursuant to this Section 13.11 ("Due Diligence Costs"); provided that, in the event that a Default or an Event of Default shall have occurred, Seller shall reimburse Buyer for all Due Diligence Costs for any and all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence review conducted by Buyer pursuant to this Section 13.11 following the occurrence and during the continuation of such Default or Event of Default.

            Section 13.12 Buyer's Appointment as Attorney-in-Fact.

            (a) Following the occurrence and during the continuance of an Event of Default, Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with written notice to, Seller, to do the following:

            (i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

            (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

            (iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Seller with respect to any Collateral; (F) to settle, compromise or adjust without Seller's consent any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer's option and Seller's expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Collateral and Buyer's Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

            (iv) to direct the actions of Custodian with respect to the Collateral under the Custodial Agreement; and

            (v) to execute, from time to time, in connection with any sale provided for in Section 11.02, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

            Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by the express terms hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

            (b) The powers conferred on Buyer hereunder are solely to protect Buyer's interests in the Collateral and Purchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

            Section 13.13 Legal Matters.

            (a) If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

            (b) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

            (c) The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

            (d) Seller hereby acknowledges that:

            (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Agreements;

            (ii) Buyer has no fiduciary relationship to Seller; and

            (iii) no joint venture exists between Buyer and Seller.

            Section 13.14 Confidentiality. Seller and Buyer hereby acknowledge and agree that all information regarding the terms set forth in any of the Facility Agreements or the Transactions contemplated thereby (the "Confidential Terms") shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that
(i) it is reasonably necessary or desirable to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws including, without limitation, federal securities laws applicable to Seller or its Affiliates, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of a Default or an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer's rights hereunder; provided that nothing herein shall prevent any party from disclosing any such information (i) to any other party to this Agreement, (ii) to any Transferee or potential Transferee which agrees to comply with the provisions of this Section,
(iii) to its employees, directors, agents, attorneys, accountants and other professional advisors who are made aware of and instructed to comply with the provisions of this Section 13.14. The provisions set forth in this section shall survive the termination of this Agreement for a period of one year following such termination.

            Section 13.15 Set-offs. In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller to Buyer hereunder or otherwise (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all monies and other property of Seller, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any and all other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and in each case at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

            Section 13.16 Treatment of Certain Information.Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Agreement or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

                                      BUYER:

                                      MARATHON STRUCTURED FINANCE FUND, LP

                                      By: /s/ David Arzi
                                          -------------------------------------
                                          Name: David Arzi
                                          Title: Managing Director

                                      SELLER:

                                      WINSTON FINANCE PARTNERS LLC

                                      By: /s/ Brent V. West
                                          -------------------------------------
                                          Name: Brent V. West
                                          Title: Vice President

                                                                      SCHEDULE 2

                                  ASSET PRICING

   CLASS AND                           MAXIMUM    PURCHASE  PRICING
      TYPE            MINIMUM DSCR       LTV        RATE    SPREAD
-----------------     ------------     -------    --------  -------
JUNIOR INTERESTS:
FPS Hotel                 1.25           85%         65%     4.50%
LS Hotel                  1.25           85%         65%     4.50%
Construction              N/A            85%         45%     5.50%

MEZZANINE LOANS:
FPS Hotel                 1.25           85%         65%     4.50%
LS Hotel                  1.25           85%         65%     4.50%
Construction              N/A            85%         45%     5.50%

                                    Sch. 2-1

                                                                      SCHEDULE 5

                              EXCLUDED TRANSFEREES

Lennar Corporation
Orix Corporation
Lehman Brothers

                                    Sch. 5-1